EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

OCZ TECHNOLOGY GROUP, INC.
a Delaware corporation,

MELROSE MERGER SUB, INC.
a Delaware corporation,

SANRAD INC.
a Delaware corporation

and

CERTAIN STOCKHOLDERS OF SANRAD INC.

Dated as of January 9, 2012

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EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	Merger Consideration Schedule

Exhibit C	-	Form of Escrow Agreement

Exhibit D	-	Form of Key Employee Agreement

Exhibit E	-	Form of Release

Exhibit F	-	D&O Insurance

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of January 9, 2012, by and among OCZ Technology Group, Inc., a Delaware corporation (“Parent”), Melrose Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Sanrad Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on the signature pages to this Agreement (collectively, the “Principal Stockholders”).  Capitalized terms used but not defined in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent; and

WHEREAS, Parent, Merger Sub, the Company and the Principal Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.
The Merger

1.1         Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2         Effect of the Merger.  The Merger shall have the effects set forth in (a) this Agreement and (b) the Certificate of Merger and the applicable provisions of the DGCL.

1.3         Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, IL 60603 at 7:30 a.m. Central Time on the date hereof (the “Closing Date”).  Immediately after the Closing and subject to the terms and conditions hereof, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Certificate of Merger”) to be properly executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) as provided in Section 251 of the DGCL.  The Merger shall become effective on the date and at the time (the “Effective Time”) the Certificate of Merger has been duly filed and accepted by the Secretary of State of Delaware, or at such other time as may be agreed by the parties and specified in the Certificate of Merger as filed.

1.4         Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)           in connection with the filing of, and pursuant to, the Certificate of Merger, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL;

(b)           the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and under the DGCL;

(c)           the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time with each such director to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal; and

(d)           the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time with each officer to hold office in accordance with the bylaws of the Surviving Corporation, in each case until his or her successor is duly appointed and qualified or until his or her earlier death, resignation or removal.

1.5         Merger Consideration.  At the Closing, Parent shall (a) issue to each Principal Stockholder listed on Exhibit B (the “Merger Consideration Schedule”) the number of shares of common stock of Parent, par value $0.0025 per share (“Parent Common Stock”), set forth opposite such Person’s name on the Merger Consideration Schedule under the column entitled “At Closing in OCZ Shares” (the “Principal Stockholder Closing Shares”), (b) deposit the aggregate number of shares of Parent Common Stock listed under the column on the Merger Consideration Schedule entitled “Escrow in OCZ Shares” (the “Principal Stockholder Escrow Shares”) in the Escrow Fund, (c) reserve for issuance to each Company Carve Out Plan Participant listed on the Merger Consideration Schedule the number of shares of Parent Common Stock set forth opposite such Person’s name on the Merger Consideration Schedule under the column entitled “At Closing in OCZ Shares” (the “Carve Out Reserved  Shares”) (which such Carve Out Reserved Shares shall be issued to the Company Carve Out Plan Participants in accordance with Section 1.9) and (d) deposit the aggregate number of shares of Parent Common Stock listed under the column on the Merger Consideration Schedule entitled “Escrow in OCZ Shares” (the “Carve Out Escrow Shares” and, together with the Principal Stockholder Escrow Shares, the “Escrow Shares”) (which such Carve Out Escrow Shares shall be deposited in the Escrow Fund in accordance with Section 1.9).  Each Principal Stockholder hereby acknowledges that the Parent Common Stock issued pursuant to this Agreement is not registered under the Securities Act.

1.6         Conversion of Capital Stock.  Subject to Section 1.10, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any Company Capital Stock, the following shall occur:

(a)           Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, including shares of Company Common Stock or Company Preferred Stock, if any, issued upon the exercise of the Company Options and Series C Warrants, shall be canceled and converted into the right to receive Parent Common Stock as set forth on the Merger Consideration Schedule.  Any shares of Company Capital Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled.

(b)           Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock, $0.01 par value, of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of common stock, $0.01 par value, of the Surviving Corporation.

1.7         Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of Company Capital Stock (each a “Company Stock Certificate”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration as set forth in this Agreement (or, if applicable, appraisal rights) and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time.

1.8         Escrow.  At the Closing (or thereafter in accordance with Section 1.9), Parent shall cause Computershare Trust Company, N.A. (the “Escrow Agent”) to hold the Escrow Shares in a Primary Escrow Fund and a Special Escrow Fund  (collectively, the “Escrow Fund”) pursuant to the terms of an escrow agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”).  Pursuant to the terms of the Escrow Agreement, the Escrow Shares shall be held as collateral and partial security for certain rights of Parent and other Parent Indemnitees hereunder.

1.9         Exchange Procedure.

(a)           At the Closing, upon the surrender of a Company Stock Certificate to Parent for exchange, each Principal Stockholder shall be entitled to receive in exchange therefor shares of Parent Common Stock set forth opposite the Principal Stockholder’s name on the Merger Consideration Schedule under the column entitled “Number of Shares of Parent Common Stock to be Received at Closing.”  Such payments of Parent Common Stock to the Principal Stockholders, together with the Principal Stockholder Closing Shares, shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Capital Stock held by the Principal Stockholders.  From and after the Effective Time, each Company Stockholder shall cease to have any rights with respect to the Company Capital Stock held by such Company Stockholder, except as otherwise provided herein or by applicable law.  Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate held by any Company Stockholder shall be deemed, from and after the Effective Time, to represent only the right to receive a portion of the Merger Consideration in accordance with this Agreement.

(b)           Each of Parent and the Surviving Corporation (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable hereunder such amounts as Parent, the Surviving Corporation may be required to deduct or withhold therefrom under the Code, the Israeli Income Tax Ordinance of 1961 and the rules and regulations promulgated thereunder (the “Ordinance”) or under any provision of state, local or foreign tax law.  In the event that pursuant to any Legal Requirement, such tax is required to be withheld at source, any recipient of consideration hereunder shall deliver the appropriate tax withholding amounts in cash to the Payor or, if so directed, to the Trustee or an Affiliate of a Payor (to remit such amounts to the ITA or other Governmental Body, as applicable).  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)           Notwithstanding the provisions of Section 1.9(b), to the extent that at least  one (1) Business Days prior to the time the consideration is payable, the holder or former holder of Company Capital Stock has presented the Payor with a Valid Exemption, the Payor shall not make any Israeli deductions or withholdings, or shall make such deductions or withholdings at a reduced rate, as the case may be, in accordance with the provisions of such Valid Exemption.  For purposes of this Agreement, a “Valid Exemption” means a certificate or ruling issued by the ITA which is sufficient to enable the Payor to establish at its reasonable discretion that no withholding or reduced withholding of Israeli tax is required with respect to payment payable to the holder or former holder of Company Capital Stock under this Agreement.  To the extent that reduced withholding of Israeli tax is required pursuant to any Legal Requirement, holders or former holders of Company Capital Stock shall deliver the appropriate tax withholding amounts in cash to the Payor or, if so directed, to the Trustee or an Affiliate of a Payor (to remit such amounts to the ITA).

(d)           Notwithstanding the provisions of Section 1.9(b), as promptly as is reasonably practicable after the Closing the Stockholders’ Representative shall cause the Trustee, on behalf of the Company Carve Out Plan Participants, to prepare and file with the ITA an application for a ruling (which shall be provided to Parent for review and approval prior to its submission, which approval shall not be unreasonably withheld, conditioned or delayed):  (i) addressing the taxation of the Company Carveout Plan Participants under the Company Carveout Plan; (ii) requesting to exempt the Surviving Corporation and its applicable Affiliates (including Parent), from any withholding obligations with respect to payments made under the Company Carveout Plan; and (iii) addressing withholding obligations and detailed mechanics for payment of Taxes to the ITA resulting from payments to Company Carveout Plan Participants (the “Carveout Tax Ruling”).  Upon receipt of the Carveout Tax Ruling in form and substance reasonably satisfactory to Parent, Parent shall as promptly as is reasonably practicable deliver the Carve Out Reserved Shares to the Trustee or to the Company Carveout Plan Participants and deliver the Carve Out Escrow Shares to the Escrow Agent in each case subject to any withholdings required by the Carveout Tax Ruling, (it being understood and agreed that prior to receipt of the Carveout Tax Ruling the Stockholders’ Representative, on behalf of the Company Carveout Plan Participants, may provide a written notice to Parent requesting that the Carve Out Reserve Shares and Carve Out Escrow Shares be issued, in which case Parent shall as promptly as is reasonably practicable issue such shares subject to any required withholdings, and the provisions of Section 1.9(b) shall apply).  It is understood that no Carve Out Reserved Shares will be delivered to the Trustee or to the Company Carveout Plan Participants, and no Carve Out Escrow Shares will be delivered to the Escrow Agent without obtaining the Carveout Tax Ruling or the payment of the required tax withholding amounts in cash to the Payor, the Trustee or an Affiliate of a Payor, as the case may be, in accordance with Section 1.9(c) above.

1.10       Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand, and does properly demand, appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted pursuant to Section 1.6, but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262.  At the Effective Time, all Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be treated as if they had been converted as of the Effective Time in accordance with Section 1.6.  Each Principal Stockholder hereby waives any rights to appraisal he, she or it may have pursuant to Section 262 and hereby acknowledges and agrees that this Section 1.10 shall not apply to any shares of Company Capital Stock held by such Principal Stockholder and that all such shares of Company Capital Stock held by such Principal Stockholder shall be converted in accordance with Section 1.6.  Within two days of the Closing, Parent shall cause the Surviving Corporation to send a notice to former holders of Company Capital Stock as required under DGCL 262(d)(2).  Thereafter, Parent shall cause the Surviving Corporation to promptly and properly take all action required (i) under Section 262 to cause all rights to appraisal of any Person to expire as soon as practicable in accordance with Section 262, and (ii) to diligently and in good faith contest to fullest extent permitted by applicable Legal Requirements any and all appraisal claims in consultation with the Stockholder Representative.  In the event that any Person shall make any appraisal claim pursuant to Section 262, Parent shall cause the Surviving Corporation to promptly notify the Stockholders Representative in writing of each such claim, and the Stockholder Representative shall have the right, upon written request in accordance with Section 7.4, to control the defense of such claim.

1.11       Company Options and Series C Warrants.  Concurrently with the Closing, the Principal Stockholders shall cause the Company to take all steps necessary to ensure that the Company Options (other than the Company Options issued to the individual referred to on Schedule 7.2(a)(v) hereto) and the Series C Warrants are either (a) exercised and converted into shares of Company Capital Stock prior to the Effective Time pursuant to the terms thereof (such that, at the Effective Time, the shares of Company Capital Stock received upon such conversion are converted into the right to receive the Merger Consideration pursuant to the terms of Section 1.5), or (b) terminated or cancelled immediately prior to the Effective Time.

1.12       Transfer Restrictions.  Each Principal Stockholder agrees that such Principal Stockholder will not transfer any shares of Parent Common Stock acquired pursuant to this Agreement for a period of six (6) months from the Closing Date (the “Restricted Period”).  After the Restricted Period, each Principal Stockholder agrees that such Principal Stockholder will transfer shares of Parent Common Stock obtained pursuant to this Agreement only in accordance with applicable Legal Requirements and only through a broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed).

1.13       Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or any Principal Stockholder to be necessary or desirable to carry out the purposes of this Agreement or any Related Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of each of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

1.14       Company Fees. Upon the Closing, Parent shall pay all Company Fees set forth in the Fee Statement Letter.

ARTICLE 2.
Closing Deliveries and Mechanics

2.1         Company Closing Deliveries.  At the Closing, the Principal Stockholders and the Company shall deliver to Parent the following:

(a)           written resignations of all directors and officers of the Company and the Company Subsidiary, effective immediately following the Effective Time;

(b)           a certificate, dated as of the Closing Date, signed by an authorized officer of the Company (i) certifying that attached thereto are true and correct copies of the certificate of incorporation and bylaws (or similar governing instruments), and any amendments thereto, of the Company and the Company Subsidiary in effect immediately prior to the Effective Time, (ii) attaching a recent long-form good standing certificate of the Company, duly certified by the Secretary of State of Delaware, (iii) certifying that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, (iv) certifying the names of the directors and officers of the Company and the Company Subsidiary in office immediately prior to the Effective Time and (vi) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement, the Related Agreements and all other documents, instruments or agreements related hereto or thereto executed or to be executed by the Company;

(c)           a certificate of the Company that the interests in the Company are not U.S. real property interests, in a form satisfactory to Parent, that complies with Treasury Regulation Section 1.1445-2(c)(3);

(d)           a Transition Services Agreement, duly executed by RAD Data Communications Ltd.

(e)           acknowledgements from certain Company Stockholders with respect to the Merger in form and substance reasonably satisfactory to Parent;

(f)            the Escrow Agreement, duly executed by the Stockholders’ Representative;

(g)           a written statement of all Company Fees that remain unpaid as of the Closing (the “Fee Statement Letter”), along with all appropriate supporting documentation;

(h)           duly executed copies of each Key Employee Agreement;

(i)            duly executed copies of each Release;

(j)            documentation satisfactory to Parent evidencing either the exercise or the cancellation and termination of the Company Options (other than the Company Options issued to the individual referred to on Schedule 7.2(a)(v) hereto) and the Series C Warrants in accordance with Section 1.11; and

(k)           documentation showing the due delivery of required notice to the Israeli Ministry of Commerce Office of Chief Scientist (“OCS”) with respect to the transaction contemplated under this Agreement;

2.2         Parent Closing Deliveries.  At the Closing, Parent shall deliver, or make available, the following:

(a)           a Certificate from Computershare Trust Company N.A., Parent’s registrar and transfer agent, evidencing the issuance of (x) the Principal Stockholder Closing Shares to the Principal Stockholders and (y) the Principal Stockholder Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement, in each case in accordance with the Merger Consideration Schedule;

(b)           the Escrow Agreement, duly executed by Parent;

(c)           the Transition Services Agreement, duly executed by Parent; and

(d)           documentation showing the due delivery of required undertakings to the OCS with respect to the transaction contemplated under this Agreement.

ARTICLE 3.
Representations and Warranties of the Company

Except as set forth on the Company Disclosure Schedule, which shall qualify the representations and warranties of the Company set forth in this ARTICLE 3 and which shall be organized in Parts corresponding to the numbering in this ARTICLE 3 with disclosures in each Part specifically corresponding to or cross-referencing a particular Section and Subsection of this ARTICLE 3 (provided however, that any matter disclosed, or as to which any exception is made, in any Part of Company Disclosure Schedule shall also constitute an exception to each representation and warranty in this ARTICLE 3 where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1         Due Organization; Etc.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company Subsidiary is a company duly organized, validly existing and in good standing (or equivalent) under the laws of Israel.  Each of the Company and the Company Subsidiary has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own, use and distribute its assets in the manner in which its assets are currently owned, used and distributed.

(b)           Other than as listed on Part 3.1(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c)           Neither the Company nor the Company Subsidiary is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, other than in such jurisdictions where the failure to be so qualified, authorized, registered or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(d)           Part 3.1(d) of the Company Disclosure Schedule sets forth (i) the names of the members of the board of directors of the Company and the members of the board of directions (or similar governing body) of the Company Subsidiary and (ii) the names and titles of the officers of the Company and the Company Subsidiary.

(e)           Except for the Company Subsidiary and Sanrad Intelligence Storage Networks Ltd., and except as disclosed in Part 3.1(e) of the Company Disclosure Schedule, the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  The Company Subsidiary does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  Neither the Company nor the Company Subsidiary has agreed to make any future investment in or capital contribution to any Entity.  Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.  Neither the Company Subsidiary nor the Company (as sole stockholder of the Company Subsidiary) has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company Subsidiary or the winding up or cessation of the Company Subsidiary’s business or affairs.

(f)           Sanrad Intelligence Storage Networks Ltd. has no assets or Liabilities.

3.2         Authority; Binding Nature of Agreement.  The Company has all corporate power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party and to perform its obligations hereunder and thereunder and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company.  This Agreement constitutes and each Related Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3         Non-Contravention; Consents.

(a)          Subject only to the filing and recordation of the Certificate of Merger pursuant to the DGCL, neither the execution, delivery or performance of this Agreement or any of the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements, will directly or indirectly (with or without notice or lapse of time or both):

(i)           contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of the Company or the certificate of incorporation or bylaws (or similar governing instruments) of the Company Subsidiary  (collectively, the “Constituent Documents”);

(ii)          except as set forth on Part 3.3(a)(ii) of the Company Disclosure Schedule, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement (other than the right to exercise appraisal rights under the DGCL) or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Company Subsidiary or any of the assets owned, used or controlled by the Company or the Company Subsidiary is subject;

(iii)         except as set forth on Part 3.3(a)(iii) of the Company Disclosure Schedule, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Company Subsidiary or that otherwise relates to the business of the Company or the Company Subsidiary or to any of the assets owned, used or controlled by the Company or the Company Subsidiary;

(iv)         except as set forth on Part 3.3(a)(iv) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Company Contract, or give any Person the right to (A) declare a default or exercise any remedy under any such Company Contract, (B) accelerate the maturity or performance of any such Company Contract, or (C) cancel, terminate or modify any such Company Contract; or

(v)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or the Company Subsidiary.

(b)         Except for the Company stockholders’ approval obtained pursuant to this Agreement, the filing of the Certificate of Merger and except as set forth in Part 3.3(b) to the Company Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company of this Agreement or any of the Related Agreements, or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

3.4         [Intentionally Omitted]

3.5         Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the Constituent Documents.

3.6         Capitalization, Debt, Etc.

(a)          The authorized and issued and outstanding capital stock of the Company consists of:

(i)           163,939 shares of Company Common Stock, of which 70.15 shares have been issued and are outstanding; and

(ii)          127,806 shares of Company Preferred Stock, (A) 143 of which have been designated Series A Preferred Stock, 142.86 of which have been issued and are outstanding, (B) 122 of which have been designated Series B Preferred Stock, 121.29 of which have been issued and are outstanding, (C) 125 of which have been designated Series C Preferred Stock, 124.09 of which have been issued and are outstanding, (D) 186 of which have been designated Series C-1 Preferred Stock, 185.43 of which have been issued and are outstanding, (E) 269 of which have been designated Series D Preferred Stock, 268.14 of which have been issued and are outstanding, (F) 78 of which have been designated Series D-1 Preferred Stock, 77.72 of which have been issued and are outstanding, (G) 100,874 of which have been designated Series E Preferred Stock, 100,873.19 of which have been issued and are outstanding, and (H) 26,009 of which have been designated Series F Preferred Stock, 26,008.27 of which have been issued and are outstanding.

Part 3.6(a) of the Company Disclosure Schedule sets forth the ownership of record of each outstanding share of capital stock of the Company.  Except as described in this Section 3.6(a), there are no authorized, issued or outstanding shares of capital stock of the Company.  The Merger Consideration Schedule is a complete and accurate description of the allocation of the Merger Consideration in accordance with the Constituent Documents and no Person other than the Principal Stockholders and the Company Carve Out Plan Participants is entitled to receive any amount or in exchange for their Company Capital Stock or other equity interests in or other securities of the Company or otherwise in connection with the Merger or the other transactions contemplated hereby.

(b)           The authorized and issued and outstanding capital stock of the Company Subsidiary consists of 16,802,330 ordinary shares, of which 16,802,321 shares have been issued and are outstanding.  All of the outstanding shares of Company Capital Stock and Subsidiary Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable.  All of the outstanding shares of capital stock of the Company Subsidiary are owned directly by the Company.  Except as described in this Section 3.6(b), there are no authorized, issued or outstanding shares of capital stock of the Company Subsidiary.

(c)           All outstanding shares of Company Capital Stock and Subsidiary Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, (ii) all rights of other holders of Company Capital Stock and Subsidiary Capital Stock, as applicable, set forth in the Constituent Documents (including the right to approve such issuance and any preemptive or other rights to participate in such issuance), and (iii) all requirements set forth in applicable Contracts.  Except as set forth in Part 3.6(c) of the Company Disclosure Schedule, none of the outstanding shares of Company Capital Stock or Subsidiary Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and, except as set forth in Part 3.6(c) of the Company Disclosure Schedule, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock or Subsidiary Capital Stock.  Neither the Company nor the Company Subsidiary is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or Subsidiary Capital Stock.

(d)           The Company Options provide the Persons set forth on Part 3.6(d) of the Company Disclosure Schedule the right to purchase a number of shares of Company Common Stock set forth opposite the name of each Person at the exercise price per share set forth opposite the name of each Person.  The Series C Warrants provide the holders thereof with the right to purchase an aggregate of 16.05 shares of Series C Preferred Stock for a purchase price of $27,416.00 per share.  At the Effective Time, no Company Options (other than the Company Options issued to the individual referred to on Schedule 7.2(a)(v) hereto) or Series C Warrants will remain outstanding.  Except for the Company Options and the Series C Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company or the Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company or the Company Subsidiary; or (iii) Contract under which the Company or the Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary has issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company or the Company Subsidiary.

(e)          Except as set forth in Part 3.6(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has ever (i) repurchased, redeemed or otherwise acquired any shares of capital stock or other securities of the Company or the Company Subsidiary, (ii) split, combined or reclassified any shares of capital stock or other securities of the Company or the Company Subsidiary or (iii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) on shares of capital stock of the Company or the Company Subsidiary.  All actions set forth on Part 3.6(e) of the Company Disclosure Schedule were taken by the Company or the Company Subsidiary, as applicable, in compliance with (A) the applicable provisions of the DGCL and all other applicable Legal Requirements, (B) the Constituent Documents and (C) all material applicable Contracts.

(f)           Part 3.6(f) of the Company Disclosure Schedule is a complete listing of all of the Debt of the Company or the Company Subsidiary.  Parent has been supplied with all relevant documentation associated with the Debt of the Company and the Company Subsidiary.

3.7         Financial Statements.

(a)           Part 3.7 of the Company Disclosure Schedule includes the following financial statements of the Company and the Company Subsidiary (collectively, the “Company Financial Statements”):  (i) the audited balance sheet of the Company and the Company Subsidiary as of December 31, 2010 (the “Balance Sheet”), and the income statement, statements of stockholders’ equity and statements of cash flows of the Company and the Company Subsidiary for the period then ended, together with the notes thereto and (ii) the audited balance sheet of the Company and the Company Subsidiary as of December 31, 2009, and the income statement, statements of stockholders’ equity and statements of cash flows of the Company and the Company Subsidiary for the period then ended, together with the notes thereto, and (iii) the unaudited balance sheet of the Company and the Company Subsidiary as of November 30, 2011 (the “Interim Balance Sheet”) and the related unaudited income statement and statement of cash flows of the Company and the Company Subsidiary for the eleven-month period then ended (the financial statements described in this clause (iii) being collectively referred to as the “Interim Financial Statements”).

(b)           The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly in all material respects the financial position of the Company and the Company Subsidiary as of the respective dates thereof and the results of operations and cash flows of the Company and the Company Subsidiary for the periods covered thereby, except that the Interim Financial Statements (i) are subject to normal and recurring adjustments and (ii) do not contain any notes required under GAAP.

(c)           The Company Financial Statements were prepared from the books and records of the Company and the Company Subsidiary, which books and records have been maintained in accordance in all material respects with all applicable Legal Requirements and reflect all financial transactions of the Company and the Company Subsidiary which are required to be reflected in accordance with GAAP, except that the Interim Financial Statements (i) are subject to normal and recurring adjustments and (ii) do not contain any notes required under GAAP.  The books of account of the Company are complete and correct in all material respects and have been maintained in accordance with reasonably prudent business practices, including the maintenance of an adequate system of internal controls.

3.8         Absence of Changes.  Except as set forth in Part 3.8 of the Company Disclosure Schedule, since the date of the Interim Balance Sheet:

(a)           there has not been a Material Adverse Effect on the Company and no event has occurred that will, or would reasonably be expected to, have a Material Adverse Effect on the Company;

(b)           there has not been any material loss of, or damage or destruction to, or any material interruption in the use of, any of the material assets of the Company or the Company Subsidiary (whether or not covered by insurance);

(c)           neither the Company nor the Company Subsidiary has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, has repurchased, redeemed or otherwise acquired any shares of its capital stock or other of its securities;

(d)           neither the Company nor the Company Subsidiary has sold, issued or authorized the issuance of (i) any of its capital stock or its other securities, or (ii) any option or other right to purchase shares of its capital stock or its other securities;

(e)           neither the Company nor the Company Subsidiary has amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any Company Contract evidencing any outstanding right to purchase its capital stock or other securities;

(f)            there has been no amendment to any of the Constituent Documents, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, direct or indirect acquisition of securities, recapitalization, reclassification of shares, stock split, reverse stock split, tender offer, exchange offer or other similar transaction;

(g)           neither the Company nor the Company Subsidiary has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)           neither the Company nor the Company Subsidiary has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company or the Company Subsidiary since the date of the Balance Sheet, exceeds $25,000;

(i)            except in the ordinary course of business and consistent with past practice, neither the Company nor the Company Subsidiary has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any claim or right, except in each case for immaterial rights, immaterial claims and other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practice;

(j)            neither the Company nor the Company Subsidiary has entered into a Contract with respect to Debt, nor has it modified any existing Contract with respect to Debt;

(k)           neither the Company nor the Company Subsidiary has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practice;

(l)            neither the Company nor the Company Subsidiary has (i) lent any sum of money to any Person or (ii) guaranteed any Debt or other obligations of any Person;

(m)          neither the Company nor the Company Subsidiary has (i) established, adopted, or amended any employee benefit plan including any Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount or accrual rate of the wages, salary, commissions, fringe benefits (including vacation or other forms of paid leave) or other compensation or remuneration payable to, any of its directors, officers or Employees or any Benefit Plan, (iii) hired any ex-employee or independent contractor or (iv) become obligated to, or represented to any Person that it will, take any of the foregoing actions;

(n)           neither the Company nor the Company Subsidiary has changed any of its methods of accounting or accounting practices in any material respect;

(o)           neither the Company nor the Company Subsidiary has made any Tax election other than in the ordinary course of business and consistent with past practice;

(p)           neither the Company nor the Company Subsidiary has threatened, commenced or settled any Legal Proceeding;

(q)           neither the Company nor the Company Subsidiary has entered into any transaction or taken any other material action outside the ordinary course of business and consistent with past practice; and

(r)            the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(a)” through “(q)” above.

3.9         Title to Assets.

(a)           Except as set forth on Part 3.9 of the Company Disclosure Schedule and subject to Section 3.9(c), each of the Company or the Company Subsidiary either owns, and has good and valid title to, or leases, all material tangible assets and properties used or held for use in its business or purported to be owned by it in each case free and clear of any Encumbrances.

(b)           Except as set forth on Part 3.9 of the Company Disclosure Schedule and subject to Section 3.9(c), the assets (tangible and intangible) owned by or leased or licensed to the Company and the Company Subsidiary constitute all the material assets, properties, rights and goodwill necessary to carry on the business of the Company and the Company Subsidiary as conducted as of the Closing Date.

(c)           No representation or warranty is made in this Section 3.9 with respect to Intellectual Property Rights.

3.10       Bank Accounts; Receivables.

(a)           Part 3.10(a) of the Company Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company or the Company Subsidiary at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)           All accounts receivable of the Company and the Company Subsidiary (including those accounts receivable that have arisen since the date of the Balance Sheet and prior to the Closing and have not yet been collected) represent valid obligations of customers of the Company or the Company Subsidiary arising from bona fide transactions (it being understood that no  representation or warranty is made in this Section 3.10(b) with respect to the collection of any such accounts receivable).

3.11       Equipment; Leasehold.

(a)           Except as set forth on Part 3.11(a) of the Company Disclosure Schedule, all material items of equipment and other tangible assets owned by or leased to the Company or the Company Subsidiary (i) are reasonably adequate for the uses to which they are being put and (ii) are in reasonably good condition and repair (ordinary wear and tear excepted).

(b)           Neither the Company nor the Company Subsidiary owns any real property or any interest in real property, except for the leasehold interests created under the real property leases identified in Part 3.11(b) of the Company Disclosure Schedule and there has been no event of default under any of such real property leases.

(c)           All covenants affecting the leasehold interests of the Company or the Company Subsidiary to any real property have been performed and observed in all material respects and neither the Company nor the Company Subsidiary has received written notice of any breach of any covenant in respect of any such real property.

(d)           All leasehold interests of the Company or the Company Subsidiary are free and clear of all Encumbrances, except for Encumbrances that do not affect in any material respect the current use of the leased premises.

(e)           Except as set forth on Part 3.11(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received any written notice of any outstanding disputes or complaints affecting the use of any real property used or held for use by the Company or the Company Subsidiary.

3.12       Intellectual Property.

(a)           Part 3.12(a) of the Company Disclosure Schedule identifies and describes each product or service developed, manufactured, marketed, licensed, sold or otherwise distributed or made available by the Company or the Company Subsidiary since the establishment thereof, including products or services currently under development by the Company or the Company Subsidiary (the “Company Products”).

(b)           Part 3.12(b) of the Company Disclosure Schedule identifies (a) each item of Registered IP in which the Company or the Company Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number of such registration and the current status of such registration; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; (d) all unregistered trademarks and copyrights owned by the Company or the Company Subsidiary; and (e) each product or service identified in Part 3.12(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that are expected to embody, utilize, or be based upon or derived from) such item of Registered IP.  The Company has delivered to Parent complete and accurate copies of all applications and other material documents related to each such item of Registered IP.

(c)           Part 3.12(c) of the Company Disclosure Schedule identifies (a) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized Software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (2) is not incorporated into, or used in the development, manufacturing, provisioning, hosting, or distribution of, any Company Product, and (3) is generally available to be licensed by any Person); (b) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company or the Company Subsidiary; and (c) each product or service identified in Part 3.12(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that are expected to embody, utilize, or be based upon or derived from) such Intellectual Property Rights or Intellectual Property.

(d)          Part 3.12(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired or otherwise holds any claim, right (whether or not currently exercisable) or interest to or in (whether or not such Person has exercised such claim, right or interest), any Company IP.  Neither the Company nor the Company Subsidiary is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or the Company Subsidiary to use, Exploit, assert, or, in the case of Owned Company IP and Company IP licensed exclusively to the Company, enforce any Company IP anywhere in the world.

(e)          The Company has provided to Parent a copy of each standard form of Company IP Contract used by the Company or the Company Subsidiary since January 1, 2009, including each standard form of (i) product or service terms of use; (ii) product or service support agreement; (iii) statement of work, (iv) development agreement; (v) distributor or reseller agreement; (vi) employee agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vii) consulting or independent contractor agreement containing an assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (viii) confidentiality or nondisclosure agreement.  Part 3.12(e) of the Company Disclosure Schedule identifies each Company IP Contract that contains any of the following clauses, terms and/or conditions, or substantially the equivalent thereof: (1) a most favored nation clause or other clause that purports to adjust pricing or services provided by the Company or the Company Subsidiary based on the terms made available to other customers; or (2) a non-competition provision or other clause that purports to restrict the Company’s or the Company Subsidiary’s right to Exploit any product or service or enter into agreements with any other Person.

(f)          Except as set forth in Part 3.12(f) of the Company Disclosure Schedule, the Company or the Company Subsidiary solely and exclusively owns all right, title, and interest to and in the Owned Company IP, free and clear of any Encumbrances and any liens or written notice of adverse claims from any other Person; and the Company or the Company Subsidiary solely and exclusively owns or otherwise has valid and continuing rights to use, transfer and license to use free and clear of any liens or written notice of adverse claims from any other Person, all Owned Company IP, Company Intellectual Property and Company Products used in, or necessary for, the business of the Company or the Company Subsidiary as currently conducted. Without limiting the generality of the foregoing and except as set forth on Part 3.12(f) of the Company Disclosure Schedule:

(i)           All documents and instruments necessary to perfect the rights of the Company or the Company Subsidiary in the Owned Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)          Each Person who is or was an employee, agent, partner, consultant, or contractor of the Company or the Company Subsidiary, and each other Person who is or was involved in the creation, development, contribution, invention, modification, improvement or maintenance of any Owned Company IP, in whole or in part,  has signed a valid, enforceable agreement containing (1) an irrevocable assignment of Intellectual Property Rights exclusively to the Company or the Company Subsidiary and/or a work-made-for-hire agreement under the U.S. Copyright Act or analogous provision of applicable non-U.S. law vesting in the Company or the Company Subsidiary exclusively all Intellectual Property Rights developed in the course of the Person’s relationship with the Company or the Company Subsidiary and there are no claims or interests of third parties (including current and former employees or contractors or their current or former employers) alleging ownership interests in same in writing or otherwise, and (2) confidentiality provisions protecting the Owned Company IP.  All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Owned Company IP have been paid in full (other than accrued salary and benefits payable to such Persons), and all (i) current employees of the Company or the Company Subsidiary will have, in connection with the Closing, expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions” under section 134 of the Israeli Patent Law 1967 or any other similar provision under any Legal Requirements of any applicable jurisdiction and (ii) former employees of the Company or the Company Subsidiary have expressly and irrevocably waived the right to receive compensation in connection with “Service Inventions”  under applicable Legal Requirements (except, in the case of clause (ii), former employees who were not involved in the development of any Intellectual Property of the Company or the Company Subsidiary).  The transactions contemplated hereby shall not grant to or allow any Person any ownership interest in, or the right to use, any Owned Company IP, in whole or in part, by the Company or the Company Subsidiary.

(iii)         Except as listed on Part 3.12(f)(iii) of the Company Disclosure Schedule, (1) no funding, facilities of any university, or personnel of any Governmental Body (other than the OCS), college, other educational institution or research center, and no funding from any third parties were used, directly or indirectly, to develop or create, in whole or in part, any Owned Company IP, and (2) no current or, to the Knowledge of the Company, no former Employee, consultant or independent contractor of the Company or the Company Subsidiary who was involved in, or who contributed to, the creation or development of any of Company Owned IP, in whole or in part, is or had been engaged by any Israeli Governmental Body, government-owned institution, university, college, other educational institution or research center, including as an employee, contractor, consultant or graduate student, while such employee, consultant or independent contractor was or is also performing services for the Company or the Company Subsidiary or during the time period in which such employee, consultant or independent contractor invented, created or developed any Company Owned IP, in whole or in part, and during the twelve (12) months preceding such engagement with the Company and/or the Company Subsidiary.

(iv)         The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all information that the Company or the Company Subsidiary holds, or purports to hold, as  trade secrets and have disclosed such trade secrets only pursuant to customary, written confidentiality agreements (true and complete copies of which have been provided to Parent).  Without limiting the generality of the foregoing, and except as listed on Part 3.12(f)(iv) of the Company Disclosure Schedule which lists all escrow agreements to which the Company or the Company Subsidiary is a party and all the parties thereto, no portion of the source code for any Software ever owned by the Company or the Company Subsidiary has been disclosed or licensed to any escrow agent or other Person.

(v)           Neither the Company nor the Company Subsidiary has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right, in whole or in part, to any other Person.

(vi)          No royalties, license fees, charges or other payments to any third party in excess of $25,000 in the aggregate are due in respect of any Company IP.

(g)          Except as disclosed in Part 3.12(g) of the Company Disclosure Schedule, all Owned Company IP is valid, subsisting, and enforceable.  Without limiting the generality of the foregoing, except as disclosed in Part 3.12(g) of the Company Disclosure Schedule:

(i)            Each U.S. patent application and U.S. patent in which the Company or the Company Subsidiary has or purports to have an ownership interest was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent.  Each foreign patent application and foreign patent in which the Company or the Company Subsidiary has or purports to have an ownership interest was filed, or claims priority to a patent application filed, prior to each invention described in the foreign patent application or foreign patent being made available to the public.

(ii)           Except as set forth on Part 3.12(g)(ii) of the Company Disclosure Schedule, no trademark or trade name owned, used, or applied for by the Company or the Company Subsidiary conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

(iii)          Each item of Owned Company IP that is Registered IP is and at all times has been in compliance in all material respects with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Owned Company IP in full force and effect have been made by the applicable deadline.  All Registered IP is subsisting, unexpired, not abandoned, in compliance with all Legal Requirements, not subject to any filings, fees or other actions falling due within one hundred fifty (150) days after the Closing Date, and valid and enforceable. No patent application relating to Company IP or process must be filed within one hundred (150) days after the Closing Date to avoid a statutory bar to patentability of such invention or process.

(iv)          No interference, opposition, reissue, reexamination, or other Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Owned Company IP is being, has been, or would reasonably be expected to be contested or challenged.  To the Knowledge of the Company, there is no basis for a claim that any Owned Company IP is invalid or unenforceable.

(h)           To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  There is no letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, the Company Subsidiary or any Representative of the Company or the Company Subsidiary regarding any actual, alleged, or suspected infringement, misappropriation or other violation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i)            Except as disclosed in Part 3.12(i) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.  Except as disclosed in Part 3.12(i) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received any written notice or other written communication (including cease and desist letters or invitations to take a patent license) relating to any actual, alleged, or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person. There is no pending or threatened Legal Proceeding and, to the Knowledge of the Company, no basis for any third party right, claim or allegation, (i) claiming that the Company or the Company Subsidiary has or is infringing, misappropriating or violating any Intellectual Property rights of any third Person or (ii) that concerns the ownership, use, validity or enforceability of any Owned Company IP.

(j)            [Intentionally Omitted]

(k)           To the Knowledge of the Company, except as disclosed in Part 3.12(k) of the Company Disclosure Schedule, no Company Software contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm” or “disabling code” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device which connects to or accesses such code or on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(l)            To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any Person who is not, as of the Closing Date, an Employee.  Except as disclosed in Part 3.12(l) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary (i) has provided to any third party, or otherwise permitted any third party to access, possess or use, any source code for any Software owned or developed by or for the Company or the Company Subsidiary, or (ii) is currently a party to any source code escrow contract requiring the deposit of source code for any Company Software or providing for access to source code of any Company Software in specific circumstances.

(m)          Except as disclosed in Part 3.12(m) of the Company Disclosure Schedule, no Company Software or other Intellectual Property Exploited (or currently being developed) by the Company or the Company Subsidiary is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any Open Source License) that (i) could reasonably require, or could reasonably condition the use or distribution of such Company Software or other Intellectual Property on, the disclosure, licensing, or distribution of any source code for any portion of such Company Software or other Intellectual Property, or (ii) could otherwise reasonably impose any limitation, restriction, or condition on the right or ability of the Company or the Company Subsidiary to use, distribute or provide access to  any Company Software or other Intellectual Property.  Except as disclosed in Part 3.12(m) of the Company Disclosure Schedule, no Company Software or other Intellectual Property Exploited (or currently being developed) by the Company or the Company Subsidiary contains or uses (by incorporation or by program calls to a static or dynamic library or other code base), or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source, shareware, freeware, or similar licensing or distribution models, including Software licensed or distributed under any Open Source License (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like).

(n)           Part 3.12(n) of the Company Disclosure Schedule describes the security procedures and back up systems used by the Company or the Company Subsidiary.  All Computer Systems used by the Company or the Company Subsidiary (“Company Computer Systems”) are in reasonably good working order and condition, ordinary wear and tear expected.  To the Knowledge of the Company, there is no material defect in design, workmanship or material of the Company Computer Systems.  Each of the Company and the Company Subsidiary, as applicable, maintains reasonable and appropriate administrative, physical and technical security controls for the Company Computer Systems that safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any Employee or contractor of the Company or the Company Subsidiary, hackers or any other Person.  There have been no material breaches of such security procedures or any material attempted or successful unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations of the Company or the Company Subsidiary.

3.13       Contracts.

(a)          Each separate subpart of Part 3.13(a) of the Company Disclosure Schedule respectively identifies:

(i)            each Company Contract in effect on the date hereof relating to the employment of, or the performance of services by, any Person, including any current employee, consultant or independent contractor;

(ii)           each Company Contract relating to the acquisition, transfer, use, reselling, development, sharing or license of any material Intellectual Property Right;

(iii)          each Company Contract currently imposing any restriction on the Company’s or the Company Subsidiary’s right or ability (A) to compete with any other Person, (B) to acquire any material product or other assets or any material services from any other Person, to sell any material amount of product or other assets to, or perform any material services for, any other Person, or (C) develop, distribute or otherwise provide access to any technology or Intellectual Property Right;

(iv)          each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(v)           each Company Contract relating to the acquisition, issuance or transfer of any securities since January 1, 2009;

(vi)          each Company Contract relating to the creation of any Encumbrance that exists on the date hereof with respect to any material asset of the Company or the Company Subsidiary;

(vii)         each Company Contract involving or incorporating any guaranty, any performance or completion bond, or any surety arrangement, in each case, under which the Company or the Company Subsidiary is obligated on the date hereof;

(viii)        each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(ix)           each Company Contract under which there are existing outstanding obligations relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(x)            each other Company Contract entered into outside the ordinary course of business since January 1, 2009;

(xi)           each other Company Contract that has a term of more than 60 days and that may not be terminated by the Company or the Company Subsidiary, as applicable (without penalty), within 60 days after the delivery of a termination notice by the Company or the Company Subsidiary;

(xii)          each Company Contract related to any outstanding Debt;

(xiii)         each tax sharing Company Contract; and

(xiv)        each other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services, by or to the Company or the Company Subsidiary having a value in excess of $50,000 in the aggregate.

(Company Contracts in the respective categories described in clauses “(i)” through “(xiv)” above are referred to in this Agreement as “Material Contracts”.)

(b)           The Company has delivered to Parent accurate and complete copies of all written Material Contracts.  Part 3.13(b) of the Company Disclosure Schedule provides an accurate description of the material terms of each Material Contract that is not in written form.  Each Material Contract is valid and in full force and effect and, to the Knowledge of the Company, is enforceable by the Company or the Company Subsidiary, as applicable, in accordance with its terms.

(c)           Neither the Company nor the Company Subsidiary, as applicable, is in violation or breach in any material respect, or is in material default under, any Material Contract, and, to the Knowledge of the Company, no other Person is in violation or breach in any material respect, or is in material default under, any Material Contract.

(d)           To the Knowledge of the Company, except as set forth in Part 3.13(d) of the Company Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (i) result in a material violation or material breach of any Material Contract, (ii) give any Person the right to declare a material default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(e)           Neither the Company nor the Company Subsidiary has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been resolved.

(f)           Neither the Company nor the Company Subsidiary, as applicable, has waived any of its material rights under any Material Contract.

3.14       Undisclosed Liabilities.  Neither the Company nor the Company Subsidiary has any material Liabilities, except for: (a) Liabilities reflected, reserved against or otherwise disclosed in the Company Financial Statements; (b)  Liabilities incurred by the Company or the Company Subsidiary since the date of the Balance Sheet in the ordinary course of business and consistent with past practice; (c) as incurred in connection with the transactions contemplated by this Agreement, all of which are Company Fees; (d) as disclosed in Part 3.14 of the Company Disclosure Schedule; and (e) Liabilities under Company Contracts (excluding any Liabilities for breach thereof by the Company or the Company Subsidiary).

3.15       Compliance with Legal Requirements.  Each of the Company and the Company Subsidiary is, and at all times since January 1, 2006 has been, in compliance in all material respects with all Legal Requirements that are applicable to it or to the conduct of its business or the ownership or use of any of its assets.  Since January 1, 2006 neither the Company nor the Company Subsidiary has received any written notice or other written communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement.

3.16       Governmental Authorizations.

(a)           Part 3.16 of the Company Disclosure Schedule identifies each material Governmental Authorization held by the Company or the Company Subsidiary.  All such Governmental Authorizations are valid and in full force and effect.

(b)           Except as set forth in Part 3.16 of the Company Disclosure Schedule (i) the Company and the Company Subsidiary are, and have at all times been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16 of the Company Disclosure Schedule; (ii) to the Knowledge of the Company and other than the transactions contemplated by this Agreement no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 3.16 of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization identified or required to be identified in Part 3.16 of the Company Disclosure Schedule; (iii) neither the Company nor the Company Subsidiary has received, and, to the Knowledge of the Company, no Employee has ever received, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, potential or alleged violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (B) any actual, potential or proposed revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 3.16 of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made with the appropriate Governmental Body.

3.17       Tax Matters.

(a)           All Tax Returns required to be filed by or on behalf of the Company or the Company Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been filed on or before the applicable due date (including any extensions of such due date) and (ii) have been prepared in all material respects in compliance with all applicable Legal Requirements.  All Taxes required to be paid by the Company or the Company Subsidiary have been paid when due, whether or not such amounts have been reported as due on an applicable Company Return.  The Company has delivered to Parent accurate and complete copies of all Company Returns filed for the past three (3) years.  Neither the Company nor the Company Subsidiary has received written notice from an authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(b)           All material Taxes that the Company or the Company Subsidiary is or was required to withhold or collect in connection with any amounts paid or owing to any Employee, independent contractor, stockholder, nonresident, creditor or other third party (including amounts paid or owing by or to the Company or the Company Subsidiary) have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person.  Each of the Company and the Company Subsidiary has paid all employer contributions and premiums, and filed all Tax Returns with respect to any employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance in all material respects with the withholding provisions applicable Legal Requirements.

(c)           Except as set forth in Part 3.17(c) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has a “permanent establishment” within the meaning of any applicable tax law in any foreign country and is not required to file any Tax Returns in any foreign jurisdiction.

(d)           Except as set forth in Part 3.17(d) of the Company Disclosure Schedule, no power of attorney that is currently in force has been granted to any Person with respect to any matter relating to Taxes that could reasonably affect the Company, the Company Subsidiary or the Surviving Corporation.

(e)           No Company Return is currently being examined or audited by any Governmental Body, nor has the Company or the Company Subsidiary received from any foreign, federal, state or local tax authority any (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, assessed or asserted by any Governmental Body against the Company or the Company Subsidiary.  The Company has delivered to Parent accurate and complete copies of all audit reports, correspondence with a Governmental Body relating to taxes and similar documents relating to the Taxes of the Company or the Company Subsidiary in each case for all audits occurred or concluded since December 31, 2007.

(f)            No outstanding agreement, arrangement, extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company, the Company Subsidiary or any other Person).  Neither the Company nor the Company Subsidiary has been or made any election to become an “S” corporation within the meaning of section 1361 of the Code or a classification election under Treasury Regulation Section 301.7701-3.

(g)           Except as set forth on Part 3.17(g) of the Company Disclosure Schedule, the Company and the Company Subsidiary have not received and has not applied for any grant or other support or benefits (including, without limitation, tax benefits) and subsidies from any Governmental Body, including without limitation the Israeli Investment Center and the Israeli Office of Chief Scientist of the Israeli Ministry of Industry, Trade & Labor (the “OCS”).  Part 3.17(g) of the Company Disclosure Schedule sets forth all subsidies from the Government of the State of Israel or any agency thereof, or from any other Governmental Body, granted to the Company and the Company Subsidiary (including the grant of “privileged enterprise” status under the Israeli Law for the Encouragement of Capital Investment, 5719-1959 and grants from the OCS, and any outstanding application to receive the same filed by the Company or the Company Subsidiary (all of the foregoing, collectively “Grants”).  The Company and the Company Subsidiary have provided to Parent copies of all pending applications for Government Grants and of all letters of approval and rulings issued as well as supplements thereto.  Except as set forth on Part 3.17(g) of the Company Disclosure Schedule, the Company is in compliance in all material respects with the terms and conditions of all Grants which have been approved and the Legal Requirements applicable thereto, and have duly fulfilled in all material respects all the undertakings required thereby, including any Tax ruling issued to the Company or the Company Subsidiary by any Governmental Body to be entitled to claim all of the Government Grants.  Except as set forth on Schedule 5.22, the Company has no Knowledge of any event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any of the Grants that have been approved (including in connection with this Agreement).

(h)           The Company and the Company Subsidiary has duly collected all amounts on account of any sales transfer Taxes or VAT, including goods and services, harmonized sales and provincial or territorial sales Taxes, required by Legal Requirements to be collected by it, and has duly and timely remitted to the appropriate Governmental Body any such amounts required by Legal Requirements to be remitted by it.

(i)            Neither the Company nor the Company Subsidiary has refunded or deducted any amount of VAT that it was not entitled to deduct or refund.

(j)            Neither the Company nor the Company Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made in connection with the provisions of Part E2 of the Ordinance.

(k)           All books and records which the Company or the Company Subsidiary is required to keep under applicable Tax laws have been duly kept in accordance with all applicable requirements of law and are available for inspection at the premises of the Company or the Company Subsidiary or at outside archives used by the Company or the Company Subsidiary.

(l)            Neither the Company nor the Company Subsidiary has undertaken any transaction which requires special reporting in accordance with Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(m)          Except as set forth in Part 3.17(m) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary has maintained documentation in connection with any related party transactions in accordance with Section 85A of Ordinance, Code Section 482, and any comparable provisions of any other applicable Tax law.

(n)           The business and affairs of the Company currently are, and since its organization and formation have been, operated and conducted in a manner such that, for Israeli tax purposes, the Company is treated as controlled and managed from outside of Israel.

(o)           No claim or Legal Proceeding is pending or, to the Knowledge of the Company has been threatened against or with respect to the Company or the Company Subsidiary in respect of any Tax.  There are no liens for Taxes upon any of the assets of the Company or the Company Subsidiary except liens for current Taxes not yet due and payable.

(p)           There is no agreement, plan arrangement or other Contract covering any Employee or independent contractor or former Employee or independent contractor of the Company or the Company Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.  Neither the Company nor the Company Subsidiary is a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.  Notwithstanding any disclosure in the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has made any distribution of stock of any “controlled corporation” as that term is defined in Section 355(a)(1) of the Code, neither the Company nor the Company Subsidiary has any Liability for Taxes as a result of any such distribution, and the Merger shall not result in any such Taxes.

(q)           Neither the Company nor the Company Subsidiary has been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Tax Return, other than a group of which the Company is or was the common parent.  Neither the Company nor the Company Subsidiary is, or has been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.  Neither the Company nor the Company Subsidiary is liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date.  Notwithstanding the foregoing, except as set forth on 3.17(q) of the Disclosure Schedules, all tax sharing, tax indemnity or similar agreements or arrangements to which the Company, the Company Subsidiary or any of their respective Affiliates have been a party (“Tax Agreements”) have been terminated.  After the Closing Date neither the Company, the Company Subsidiary nor any of their respective Affiliates shall be bound by or have any Liability under any Tax Agreements, including for amounts due in respect of periods ending on or before the Closing Date.

(r)            Neither the Company nor the Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c) of the Code within the five (5) year period ending on the Closing Date.

(s)           No closing agreement, Tax ruling or decision relating to Taxes has been requested or entered in to by or with respect to the Company or the Company Subsidiary.

3.18       Employee and Labor Matters; Benefit Plans.

(a)           Part 3.18(a) of the Company Disclosure Schedule identifies each Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Company or the Company Subsidiary for the benefit of any current employee (“Employee”), director or consultant of the Company or the Company Subsidiary (each a “Company Benefit Plan” and collectively, the “Company Benefit Plans”).  There are no Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company or the Company Subsidiary for the benefit of any former employee.  Neither the Company nor the Company Subsidiary maintains, sponsors, contributes to, has any obligation to contribute to, or has any potential liability to, or has at any time in the past maintained, sponsored or contributed to (i) any Pension Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA; (ii) any “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).  Except as required under Israeli law or pursuant to any Employee contract, neither the Company nor the Company Subsidiary has a severance plan or policy (whether written or unwritten).  Except as provided in Part 3.18(a) of the Company Disclosure Schedule, each Company Benefit Plan is in writing.

(b)         With respect to each Company Benefit Plan, the Company has delivered to Parent:

(i)            an accurate and complete copy of such Company Benefit Plan, including any trust or insurance contract maintained in connection therewith and including any financing vehicles underlying Company Benefit Plans (or with respect to any Company Benefit Plan not in writing, a written description of the material terms thereof)  (including all amendments thereto);

(ii)           an accurate and complete copy of the annual report, if required under ERISA or the Code, with respect to such Company Benefit Plan for the last three years;

(iii)          an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Benefit Plan, and all material written employee communications relating to such Company Benefit Plan;

(iv)          if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the three most recent financial statements thereof;

(v)           accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

(vi)          an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Company Benefit Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

(c)         Part 3.18(c) of the Company Disclosure Schedule contains a complete list of each Company Benefit Plan or other arrangement which provides for the payment of separation, severance or similar-type compensation or benefits to Employees or consultants. The Company has provided Parent with a complete and accurate copy of each such Company Benefit Plan or other such arrangement or, where there is no plan document, with a written summary of the material terms of such Company Benefit Plan or other arrangement.

(d)           Neither the Company nor the Company Subsidiary is required to be, and has ever been required to be, treated as a single employer with any other Person under Section 401(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.  Neither the Company nor the Company Subsidiary has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(e)           Each Company Benefit Plan is and at all times has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements.  There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan that could reasonably be expected to result in any material penalties, taxes or liabilities to the Company or the Company Subsidiary.

(f)           Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under section 501(a) of the Code; and all amendments to any such plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter.

(g)           No condition or circumstance exists that would prevent the amendment or termination of any Company Benefit Plan.

(h)           Except as set forth on Part 3.18(h) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement and the Related Agreements, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Related Agreements, either alone or in combination with another event, has or will result in any liability to the Company or the Company Subsidiary or payment (including any bonus, golden parachute, separation or severance payment or similar-type payment) to any current or former Employee or consultant or director of the Company or the Company Subsidiary (whether or not under any Company Benefit Plan and whether through a trust or otherwise), or increase the benefits payable to any Employee or consultant or under any Company Benefit Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(i)            All material contributions or other amounts payable by the Company, the Company Subsidiary or their respective ERISA Affiliates with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles and neither the Company nor the Company Subsidiary has any unfunded liability under any Company Benefit Plan that is not intended to qualify under Section 401(a) of the Code.  There are no actions, suits, claims, or disputes pending or, to the Knowledge of the Company threatened, anticipated, or expected to be asserted against or with respect to any Company Benefit Plan (other than routine claims for benefits) or any Company Benefit Plan fiduciary.

(j)            Part 3.18(j) of the Company Disclosure Schedule contains the following information for each Employee of the Company or the Company Subsidiary as of the date of this Agreement of: (i) the name, job description/title, principal employment location and employment status, (ii) supervisor’s name, (iii) the current annual rate of base salary and the amount and date of last bonus payment, (iii) date of hire and years of service with the Company or the Company Subsidiary and accumulated seniority based entitlements to any right, (iv) annual vacation and sick day allowance, (v)  current accrued unused vacation days and sick days, and severance entitlement, (vi) entitlement to company car or reimbursement of travel/car expenses, (vii) entitlement to cell phone (if at all), (viii) whether or not insured in disability insurance to and (ix) entitlement to notice period prior to termination of employment or engagement.

(k)           Except as set forth on Part 3.18(k) of the Company Disclosure Schedule: (i) no Employee is represented by any labor organization; (ii) neither the Company nor the Company Subsidiary has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employee, nor has the Company or the Company Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent thereof and is not subject to an agreement which obligates it to bargain with any trade or labor union on behalf of its employees; (iii) there is no union organization activity involving any Employee, pending or, to the Knowledge of the Company, threatened, nor has there been union representation involving any Employee within the last five years; (iv) there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other material labor disputes involving any Employee pending or, to the Knowledge of the Company, threatened, (v) neither the Company nor the Company Subsidiary is a member of any employers’ organization and no claim or request has been made towards either of them by any such organization; (vi) no extension orders (except for such extension orders that apply to all employers in Israel) apply to Company or the Company Subsidiary; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is pending or to the Knowledge of Company threatened before any Governmental Body with respect to any Employee or consultant or otherwise any pending, or the Knowledge of the Company threatened, proceeding against or affecting the Company relating to the alleged violation of any applicable Legal Requirements or agreements, undertakings, promises or other obligations pertaining to labor relations or employment matters; and (viii) neither the Company nor the Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices of Company or the Company Subsidiary, and to the Knowledge of the Company, there are no facts or circumstances which may reasonably give rise to any of the foregoing.

(l)            Except as set forth on Part 3.18(l) of the Company Disclosure Schedule, there are no unfair labor practice charges, grievances or complaints, pending or, to the Knowledge of the Company, threatened to be filed by or on behalf of any Employee.

(m)          Except as set forth on Part 3.18(m) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary is, and has been for the last seven (7) years (or, if the applicable statute of limitations period is less than seven years, for such shorter statute of limitations period) (i) in compliance in all material respects with all applicable Legal Requirements with regard to employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours of work and overtime payments, pension plans and pension insurances, extension orders that may apply to Company or the Company Subsidiary, and occupational safety and health and employment practices, and have not engaged in any unfair labor practices.  The Company is not liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Knowledge of Company threatened claims or actions against the Company, the Company Subsidiary or any Company trustee under any worker’s compensation policy or long-term disability policy.  No Company Benefit Plan is under audit or is the subject of an investigation by any Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.  All payments required by any Company Benefit Plan or by applicable Legal Requirements (including, without limitation, all contributions and insurance premiums) with respect to all periods through the Closing Date shall have been or will be made prior to the Closing Date.

(n)           [Intentionally Omitted]

(o)           Except as set forth in Part 3.18(o) of the Company Disclosure Schedule, all consultants or independent contractors presently retained by the Company or the Company Subsidiary to provide any and all services are correctly classified as such and all of the agreements with any consultants or independent contractor include indemnification clauses in the event that any Governmental Body shall determine that the consultants or independent contractor was or is the Company’s employee, and said consultants have received all of the rights to which they are entitled according to applicable Legal Requirements.  Except as set forth in Part 3.18(o) of the Company Disclosure Schedule, no independent contractor of the Company or the Company Subsidiary is eligible to participate in any Company Benefit Plan.  Each current consultant’s agreement or engagement with the Company can be terminated immediately or with no more than 30 days’ prior notice.

(p)           The Company does not engage manpower agencies’ employees or with services providers’ employees.

(q)           Except as set forth in Part 3.18(p) of the Company Disclosure Schedule, as of December 31, 2011 the severance pay (statutory or otherwise) and accrued vacation days due to Employees are fully funded (in accordance with the provisions of Section 14 of the Israeli Severance Pay Law) or reserved in Company Financial Statements (as of their respective dates), and the Company is not aware of any circumstance whereby any Employee is likely to demand or has threatened in writing (whether legally entitled to or not) any claim for compensation on termination of employment beyond the severance pay to which such employee is entitled (if at all).

(r)            Except as set forth in Part 3.18(r) of the Company Disclosure Schedule, the employment of each of the Employees is terminable at will - at any time (subject to the termination notice provisions included in applicable Legal Requirements or in each employee’s employment agreements, which is not longer than 30 days), and no employee is on disability or other extended leave of absence or can be terminated only subject to Governmental Body’s authorization.  The Company has made available to Parent accurate and complete copies of all employment contracts, confidentiality agreements, non-competition agreements, non-solicitation agreements,  employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former Employees; and

(s)           Except as set forth in Part 3.18(s) of the Company Disclosure Schedule: (i) no Employee has been terminated as an employee of the Company or the Company Subsidiary on or after January 1, 2011; and (ii) no current Employee has given notice to terminate his or her employment with the Company or the Company Subsidiary.

3.19       Environmental Matters.  (i) Each of the Company and the Company Subsidiary (in each case including any predecessors) has complied in all material respects with all Environmental Laws, has no Liability under any Environmental Law and has not received written notice of any pending or threatened Environmental Action relating to the Company or the Company Subsidiary; (ii) neither the Company nor the Company Subsidiary has received any written notice from any Governmental Body indicating that the real property owned, leased or controlled by the Company or the Company Subsidiary or any real property adjacent thereto has been or may be placed on any federal, state, or local list as a result of the presence of Materials of Environmental Concern or violations of Environmental Law; (iii) no Materials of Environmental Concern have been used, manufactured, generated, sold, handled, treated, transported, stored or disposed of by the Company or the Company Subsidiary; (iv) no Materials of Environmental Concern have spilled, discharged, released, emitted, injected or leaked from, in, on, or migrated to or from any real property that has ever been owned, leased or controlled by the Company or the Company Subsidiary; (v) no real property that has ever been owned, leased or controlled by the Company or the Company Subsidiary is subject to any environmental lien; and (vi) the Company has delivered to Parent copies of all reports, audits, studies or analyses relating to the environment, public health and safety, or Materials of Environmental Concern of any kind whatsoever in the possession or control of the Company or the Company Subsidiary relating to or affecting the Company or the Company Subsidiary.

3.20       Insurance.  Part 3.20 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company or the Company Subsidiary and identifies any pending claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 3.20 of the Company Disclosure Schedule.  Each of the insurance policies identified in Part 3.20 of the Company Disclosure Schedule is in full force and effect.  Since January 1, 2009, neither the Company nor the Company Subsidiary has received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, or (b) refusal of any coverage or rejection of any pending claim under any insurance policy.

3.21       Related Party Transactions.  Except as disclosed in Part 3.21 of the Company Disclosure Schedule:

(a)           No Related Party has, and no Related Party has at any time since January 1, 2009 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or the Company Subsidiary;

(b)           no Related Party is, or has at any time since January 1, 2009 been, indebted to the Company or the Company Subsidiary;

(c)           since January 1, 2009, no Related Party has entered into any Contract, transaction or business dealing involving the Company or the Company Subsidiary;

(d)           to the Knowledge of the Company, no Related Party is competing, or has at any time since January 1, 2009 competed, directly or indirectly, with the Company or the Company Subsidiary; and

(e)           no Related Party has any claim or right against the Company or the Company Subsidiary (other than rights under Company Securities, the rights under this Agreement and rights to receive compensation for services performed as an Employee, or as a service provider or as a lessor to the Company or the Company Subsidiary pursuant to a Contract that has been provided or disclosed to Parent).

3.22       Legal Proceedings; Orders.

(a)           Except as set forth on Part 3.22(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding:  (i) that involves the Company or the Company Subsidiary or any of the assets owned, used or controlled by the Company or the Company Subsidiary; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.  To the Knowledge of the Company, except as set forth in Part 3.22(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           There is no Order to which the Company or the Company Subsidiary, or any of the assets owned or used by the Company or the Company Subsidiary, is subject.  To the Knowledge of the Company, there is no proposed Order that, if issued or otherwise put into effect (i) would reasonably be expected to have a material adverse effect on the Company’s or the Company Subsidiary’s business, condition, assets, Liabilities, operations, financial performance or net income or on the ability of the Company or the Company Subsidiary to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements or (ii) would reasonably be expected to have the effect of preventing, delaying, or making illegal the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements.

3.23       Customers; Accounts Payable.

(a)           Part 3.23(a) of the Company Disclosure Schedule identifies each Person that has committed (whether orally or in writing and whether pursuant to an agreement or purchase order or otherwise) to purchase from the Company or the Company Subsidiary existing products or services or products or services being developed by the Company or the Company Subsidiary with a dollar value of $50,000 or more pursuant to an open purchase order that has been accepted by the Company or the Company Subsidiary and has not been satisfied as of the date hereof (the “Purchase Commitments”) and whether such commitment is oral or written.  The Company has delivered to Parent true and complete copies of all documents evidencing such written Purchase Commitments to the extent there are any in existence.  All such Purchase Commitments are in full force and effect, have not been withdrawn, amended, modified or terminated and, to the Knowledge of the Company, are enforceable by the Company or the Company Subsidiary and, upon consummation of the Merger, will be enforceable by the Surviving Corporation, against the other party to such Purchase Commitments.  Except as set forth in Part 3.23(a) of the Company Disclosure Schedule, to the Knowledge of the Company, no fact, condition or circumstance exists that would give any party the right to withdraw, amend, modify or terminate any such Purchase Commitment to the extent there are any in existence and no Person has given any written notice to the Company or the Company Subsidiary that any such Person intends to (i) withdraw, amend, modify or terminate any such Purchase Commitment, (ii) cease dealing with the Company or the Company Subsidiary to the extent there are any in existence or (iii) materially reduce the volume of business transacted by such Person with the Company or the Company Subsidiary below historical levels.

(b)           Part 3.23(b) of the Company Disclosure Schedule provides, as of the date of the Interim Balance Sheet:  (i) an accurate and complete breakdown and aging of the accounts payable of the Company or the Company Subsidiary; and (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company or the Company Subsidiary.

3.24       Product Development.  To the Knowledge of the Company, since January 1, 2009 each product that has been licensed or sold by the Company or the Company Subsidiary to any Person and that is currently under warranty or service contract, complied in all material respects with the terms and requirements of the applicable warranty or other Contract for such product, except for any deficiency that is or could be addressed by technical support provided in the ordinary course of business consistent with industry standards for supporting such products.  Since January 1, 2009, no product manufactured, licensed or sold by the Company or the Company Subsidiary has been the subject of any recall or other similar action and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.  There are no material unresolved claims or threatened claims by any customer or other Person against the Company or the Company Subsidiary under or based upon any warranty provided by or on behalf of the Company or the Company Subsidiary, except for any claim that is or could be addressed by technical support provided in the ordinary course of business consistent with industry standards.  All products sold, licensed or made available to the Company’s or the Company Subsidiary’s customers are functional and operate and run in a reasonable business manner.

3.25       Finder’s Fee.  No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of the Company, the Company Subsidiary or any of its Representatives.

3.26       Company Fees.  The Fee Statement Letter delivered to Parent at the Closing sets forth a true and complete list of all Company Fees that remain unpaid as of the Closing.

3.27       Certain Payments, etc.  Neither the Company, the Company Subsidiary, nor, to the Knowledge of the Company, any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Company or the Company Subsidiary, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company or the Company Subsidiary;

(c)           made any influence payment, bribe, kickback or unlawful payment to any Person;

(d)           agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

ARTICLE 4.
Representations and Warranties of Each Principal Stockholder

Each Principal Stockholder, on behalf of himself, herself or itself only, hereby represents and warrants to Parent and Merger Sub as follows:

4.1         Authority; Binding Nature of Agreement.  Such Principal Stockholder has the right, power and authority to perform his, her or its obligations under this Agreement and under each Related Agreement to which he, she or it is a party.  The execution, delivery and performance by such Principal Stockholder of this Agreement and each Related Agreement to which he, she or it is a party have been duly authorized by all necessary action.  This Agreement and each Related Agreement to which such Principal Stockholder is a party have been duly and validly executed and delivered by such Principal Stockholder and constitute the legal, valid and binding obligations of such Principal Stockholder enforceable against such Principal Stockholder in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.2         Ownership of Capital Stock.  Such Principal Stockholder is the record and beneficial owner of the number of shares of Company Capital Stock set forth opposite such Principal Stockholder’s name on the Merger Consideration Schedule.  Each of the shares of Company Capital Stock owned by such Principal Stockholder is owned free and clear of any Encumbrance.

4.3         Finder’s Fee.  No broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of such Principal Stockholder or any of his, her or its Representatives.

4.4         Investment Representations.  Such Principal Stockholder is acquiring the Parent Common Stock for his, her or its own account and not with a view to dividing the Parent Common Stock with others or participating directly or indirectly in any resale, distribution or underwriting thereof and will not transfer or assign the Parent Common Stock in violation of the Securities Act, applicable state securities laws or this Agreement.  Such Principal Stockholder is able to bear the economic risk of the investment in the Parent Common Stock and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of such investment.  Such Principal Stockholder acknowledges that he, she or it has had the opportunity to ask questions and receive answers from Parent concerning the terms and conditions of the offering of the Parent Common Stock and to obtain any additional information which Parent possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of any information furnished in connection with said offering.

ARTICLE 5.
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Principal Stockholders and the Company Carveout Plan Participants as follows:

5.1         Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and Merger Sub has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent’s business, financial condition or results of operations or on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and otherwise perform its obligations hereunder.

5.2         Authority; Binding Nature of Agreement.  Each Parent and Merger Sub has the corporate right, power and authority to perform its obligations under this Agreement and under each Related Agreement to which either of them is a party.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Related Agreement to which either of them is a party have been duly authorized by all necessary action.  This Agreement and each Related Agreement to which either of them is a party has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute the legal, valid and binding obligations of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3         No Conflict; Consents.  The execution and delivery by Parent and Merger Sub of this Agreement and of each Related Agreement to which either of them is a party and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub (a) are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, and (b) are not prohibited by, and will not violate, any Legal Requirement, Order or Governmental Authorization applicable to Parent or Merger Sub.  Except for the filing of the Certificate of Merger, no filing with, notice to or consent from any Governmental Body is required in connection with (i) the execution, delivery or performance by Parent and Merger Sub of this Agreement or any of the Related Agreements or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

5.4         Parent Common Stock.  Parent has taken all action necessary to authorize and approve the issuance of the Parent Common Stock at the Closing.  The Parent Common Stock will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable, and such issuance shall not violate applicable federal, state or foreign securities laws.  There are no statutory or contractual shareholders’ preemptive rights or rights of refusal with respect to the issuance of the Parent Common Stock upon execution of this Agreement or consummation of the transactions contemplated hereby.

5.5         Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted operations only incident to its formation and performance of its obligations under this Agreement.

5.6         Corporate Documents.  Parent has delivered to the Company and the Principal Stockholders true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement.

5.7          Capitalization.  The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 20,000,000 shares of Series A preferred stock, par value $0.0025 (“Parent Preferred Stock”).  As of January 4, 2012, (a) 51,982,061  shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and nonassessable, (b) 5,687,479  shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee stock plans (“Parent Stock Options”), (c) 4,048,089  shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent, (d) no shares of Parent Common Stock are held in the treasury of Parent, and (e) 4,294,855  shares of Parent Common Stock are reserved for issuance pursuant to Parent Stock Options not yet granted.  As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and nonassessable and no shares of Parent Preferred Stock are held in the treasury of Parent.  Except as set forth in this Section 5.7, there are no options, stock appreciation rights, warrants, other rights or Contracts of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent.

5.8          Parent SEC Reports.

(a)           Parent has filed on a timely basis all forms, reports, registration statements and other documents required to be filed by it with the SEC since January 1, 2010 (collectively, the “Parent SEC Reports”).  No subsidiary of Parent is or has been required to file any form, report, registration statement, or other document with the SEC.  As used in this Section 5.8, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

(b)           Each of the Parent SEC Reports (i) as of the date of the filing of such report, complied in all material respects with the requirements of the Securities Act, the Exchange Act, SOX, and, in each instance, the rules and regulations of the SEC promulgated thereunder, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)           Parent is and has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market, and (ii) the applicable provisions of SOX.

5.9          Financial Statements.  Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Parent SEC Reports complied in all material respects with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP in all material respects and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and its subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X (that, in the case of interim financial statements included in the Parent SEC Reports since Parent’s most recent annual report on Form 10-K, would not differ materially from the notes to the financial statements included in such annual report) and (ii) normal, recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material).  The financial statements referred to in this Section 5.9 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

5.10        Litigation.  There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that individually or in the aggregate would reasonably be expected to (i) have a material adverse effect on Parent’s business, financial condition or results of operations, (ii) impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement or the Related Agreements, or (iii) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated hereby or thereby.

5.11        Finder’s Fee.  Except for the fees payable to Merriman Capital LLC, no broker, finder, investment banker, valuation firm or any other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Representatives.

5.12        Independent Investigation.  Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Company Subsidiary, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Company Subsidiary for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE 3 (including the related portions of the Company Disclosure Schedule) and the express representations and warranties of each Principal Stockholder in ARTICLE 4; and (b) none of the Company, the Company Subsidiary, a Principal Stockholder or any other Person has made any representation or warranty as to the Company, the Company Subsidiary, this Agreement or the Related Agreements, except as expressly set forth in ARTICLE 3 (including the related portions of the Disclosure Schedules) and ARTICLE 4.

ARTICLE 6.
Additional Covenants of the Parties

6.1          Public Announcements.  Other than as otherwise mutually agreed by Parent and the Stockholders’ Representative in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), no party hereto shall at any time after the Closing Date, and each party hereto shall cause their respective Representatives not to, issue any press release or make any other public disclosure or public announcement concerning the transactions contemplated by this Agreement or the terms and provisions hereof; provided that nothing herein shall be deemed to prohibit any party from issuing such press release or make such public statement or disclosure that such party deems necessary or appropriate under applicable Legal Requirements; provided, further, however, that the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release public announcement, or disclosure.

6.2          Stockholder Approvals.  Each Principal Stockholder, acting in each capacity in which he, she or it is entitle to vote to approve or disapprove the consummation of the Merger, hereby authorizes and approves the Merger, this Agreement and the other transactions contemplated hereby.  Each Principal Stockholder hereby waives any and all rights of first refusal such Principal Stockholder may have with respect to the transfer of any shares of Company Capital Stock upon the consummation of the Merger.  Each Principal Stockholder hereby approves the Merger Consideration Schedule.

6.3          Stockholder Release.  Each Principal Stockholder, on behalf himself, herself or itself and his, her or its Affiliates, heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasing Parties”), does hereby irrevocably release and forever discharge the Company, the Surviving Corporation, Parent and Merger Sub and each of their respective officers, directors, stockholders, agents, executors, personal representatives, successors and assigns (collectively, the “Released Parties”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorney’s fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Released Claims”), that the Releasing Parties now have, may ever had in the past or may have in the future against any of the Released Parties by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Effective Time, including any and all Released Claims that in any way arise from or out of, are based upon or relate to (a) the Releasing Parties’ ownership or purported ownership of Company Securities, including any and all Released Claims that the Releasing Parties may have against any of the Released Parties with respect thereto whether pursuant to any Contract or otherwise, or (b) the negotiation and execution of this Agreement or any Related Agreement or the consummation of any of the transactions contemplated thereby; provided, however, that nothing contained in this Section 6.3 shall modify, waive, replace, supersede or impair in any way any rights of any Releasing Party under or to this Agreement, any Related Agreement or any other agreement executed by such Principal Stockholder, on the one hand, and the Company (or any of the other Released Parties), on the other hand, in connection with the consummation of the transaction contemplated hereby.

6.4          Non-Competition; Non-Solicitation.  Each of Yehuda Zisapel and Zohar Zisapel (and, with respect to Section 6.4(b) only, Foundation Capital IV L.P. and its Affiliates but not including portfolio companies of such parties) hereby agrees that such Principal Stockholder shall not, shall cause any entity directly or indirectly majority-owned by such Principal Stockholder not to, and shall not direct any of his, her or its other Affiliates acting under his, her or its control to, directly or indirectly:

(a)           for the period of time commencing on the Closing Date and expiring on the first (1st)  anniversary of the Closing Date, engage in or compete with, or own, have any interest in, control, advise, manage, serve as a director, officer or employee of, act as a consultant to, render services for, receive any economic benefit from or exert any influence upon, any Person (a “Competing Person”) that engages in, or is in competition with, the business of developing and selling software that performs storage virtualization and acceleration using cache technologies; provided, that the forgoing shall not prohibit such Principal Stockholder or any of his, her or its Affiliates from owning up to an aggregate of one percent (10%) of the outstanding shares of any class of capital stock of any Competing Person so long as neither such Principal Stockholder nor any of his, her or its Affiliates has any participation in the management of such Competing Person; or

(b)           for the period of time commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date, employ, solicit for employment or encourage to leave his or her employment, any individual who was during the one-year period prior to such employment, solicitation or encouragement or is an officer or employee of the Company or the Company Subsidiary (or any successor corporation into which the Company or the Company Subsidiary may be merged or consolidated (including the Surviving Corporation)); provided, that the forgoing shall not prohibit such Principal Stockholder or any of his, her or its Affiliates from (i) engaging in general solicitations to the public or general advertising not targeted at employees of the Company or the Company Subsidiary (or any successor corporation into which the Company or the Company Subsidiary may be merged or consolidated (including the Surviving Corporation)) and (ii) soliciting, recruiting or hiring any such officer or employee following termination of his or her employment by the Company or the Company Subsidiary (or any successor corporation into which the Company or the Company Subsidiary may be merged or consolidated (including the Surviving Corporation)).

6.5          Employee Benefits.  Following the Effective Time, Parent shall either: (i) cause the Surviving Corporation and the Company Subsidiary to either adopt and maintain the Company Benefit Plans in effect immediately prior to the Effective Time, other than the Company Option Plan and the Company Carveout Plan, and accordingly, shall hereby continue in full force and effect each such Company Benefit Plans subject to the terms and conditions thereof for a period of at least one (1) year, which plans shall not be amended to adversely affect participants or (ii) (A) in the case of the sole employee of the Company, to arrange for such employee to participate in any other employee benefit plans adopted by Parent or the Surviving Corporation, and (B) in the case of the employees of the Company Subsidiary, to arrange for such employees to continue to participate in any other employee benefit plans to be adopted by the Company Subsidiary, but in each case in clauses (A) and (B) such employee benefit plans shall provide benefits to employees at least substantially similar (or better) in the aggregate to the benefits provided under the Company Benefit Plans currently applicable to them (other than the Company Option Plan and the Company Carveout Plan) in accordance with the eligibility criteria thereof, provided that, in the case of the sole employee of the Company,(x) such Company Employee shall receive full credit for years of service with the Company or the Company Subsidiary, as applicable, (and service otherwise credited by the Company or the Company Subsidiary, as applicable) prior to the Effective Time solely for purposes of eligibility to participate and vesting to the same extent such service was recognized under the corresponding Company Benefit Plans, and (y) Parent shall use its reasonable best efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such employee and her eligible dependents and, to the extent applicable, shall provide such employee with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductibles, out-of-pocket, or similar requirements under employee benefit plans of Parent, the Surviving Corporation and the Company Subsidiary, as applicable, in which such participants are eligible to participate after the Effective Time.  Nothing in this Agreement shall limit the right of Parent, the Surviving Corporation or the Company Subsidiary, as applicable, to terminate any Employees after the Effective Time or to obtain employees’ consent to any change in terms of benefits.

6.6          Rule 144 Compliance; Registration Rights.

(a)           With a view to making available to each Person that receives shares of Parent Common Stock issued pursuant to this Agreement, including the Principal Stockholders and the Company Carveout Plan Participants (each, a “Recipient”), the benefits of Rule 144 under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Recipient to sell securities of Parent to the public without registration or pursuant to a registration on Form S-3 (or any successor form or such other form as the Parent is then eligible to use), Parent shall at all times until such time as all Recipients have sold all shares of Parent Common Stock received by them pursuant to this Agreement (and any additional shares of Parent Common Stock issued in respect thereof) pursuant to Rule 144 or until the requirements of Rule 144 are not applicable to resales of any shares of Parent Common Stock by any Recipient pursuant to Rule 144:

(i)           make and keep public information available, as those terms are understood and defined in Rule 144;

(ii)           furnish to any Recipient so long as such Recipient owns shares of Parent Common Stock issued pursuant to this Agreement, promptly upon request: (A) a written statement by Parent as to its compliance with the reporting requirements (I) of Rule 144 and (II) of the Securities Act and the Exchange Act; and

(iii)           furnish at Parent’s sole cost and expense a customary opinion of counsel that may be required by the Company’s registrar or transfer agent in order to remove any restrictive legends from a stock certificate evidencing shares of Parent Common Stock, and if the request to remove the legend is made other than in connection with a proposed sale or other transfer, in the reasonable judgment of the Parent such legends may be removed.

(b)           In the event that, at any time after the expiration of the Restricted Period, Rule 144 is not available for any reason to permit the immediate sale by any Recipient of any or all the shares of Parent Common Stock issued by Parent pursuant to this Agreement (provided that the Escrow Shares shall be excluded during the period that such shares are held in the Escrow Fund) (for example, due to volume limit restrictions or otherwise), Parent shall as promptly as practicable (and in any event not later than 30 days) following receipt of a written request by the Stockholders Representative, at Parent’s sole cost and expense, prepare and file with the SEC (i) a registration statement on Form S-3 (or such other form as the Parent is then eligible to use) for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act, and covering the registration of the resale of such shares of Parent Common Stock acquired by the Recipients hereunder as set forth in the request received from the Stockholder’s Representative (the “Shelf Registration Statement”) and (ii) if Parent reasonably determines necessary, a prospectus supplement (together with any amendments or supplements thereto “Prospectus Supplement”) to the Shelf Registration Statement, to permit the resale of the shares of Parent Common Stock issued under this Agreement.  Similarly, to the extent Rule 144 is not available for any reason to permit the immediate sale by any Recipient of any or all of Escrow Shares following their release from the Escrow Fund, then as promptly as practicable (and in any event not later than 30 days) after receipt of a written request by the Stockholders Representative Parent shall file with the SEC a further Prospectus Supplement to the Shelf Registration Statement, to permit the resale of such shares of Parent Common Stock, provided that no such further Prospectus Supplement need to be filed if in the reasonable opinion of counsel for Parent it is not necessary to file such further Prospectus Supplement in order to permit the immediate sale of any or all of such shares of Parent Common Stock.  Parent shall cause the Shelf Registration Statement to become effective as promptly as practicable (and in any event not later than 60 days of the date of its initial filing) and to remain effective and available for resale of the shares of Parent Common Stock and to file with the SEC such amendments and supplements as in the reasonable opinion of counsel for Parent may be necessary to keep the prospectus included in the Shelf Registration Statement (the “Prospectus”) current and in compliance in all material respects, including filing any post-effective amendments or prospectus supplements thereto, with the Securities Act and the rules and regulations of the SEC promulgated thereunder until the earliest of (i) the expiration of the twelve (12) month period following the date on which the Shelf Registration Statement becomes effective, (ii) the sale of all the shares of Parent Common Stock issued by Parent pursuant to this Agreement or (iii) the availability of Rule 144 of the Securities Act to sell all of the shares of Parent Common Stock issued by Parent pursuant to this Agreement.  The Stockholders Representative, on behalf of the Recipients, shall cooperate with Parent in connection with the preparation of each Shelf Registration Statement and/or Prospectus Supplement required to be filed by Parent pursuant to this Section 6.6 for so long as Parent is obligated to maintain the effectiveness of the Shelf Registration Statement, and will provide to Parent, in writing, for use in the Shelf Registration Statement, a Prospectus Supplement or in an amendment to the Shelf Registration Statement, information regarding each of the Recipients, the plan of distribution for the shares of Parent Common Stock and such other information as Parent may reasonably request to prepare the Shelf Registration Statement, Prospectus Supplements or amendments to the Shelf Registration Statement and to maintain the effectiveness thereof.  Parent shall promptly deliver to each Recipient and its counsel, without charge, as many copies of the Prospectus and each amendment or supplement thereto as such Persons may reasonably request in order to facilitate the disposition of the shares of Parent Common Stock pursuant to the Shelf Registration Statement.  Parent hereby consents to the use of such Prospectus and each amendment or supplement thereto by each Recipient in connection with the offering and sale of the shares of Parent Common Stock covered by such Prospectus and any amendment or supplement thereto.  Parent will cooperate with each Recipient to facilitate the timely preparation and delivery of certificates representing shares of Parent Common Stock to be delivered to a transferee who acquires such shares pursuant to the Shelf Registration Statement, which certificates shall be free of all restrictive legends, and to enable such certificates to be in such denominations and registered in such names as any Recipient may reasonably request.

(c)           Parent shall pay all fees and expenses incident to the performance of Parent’s obligations under this Section 6.6.

6.7          Tax Matters.

(a)           The Stockholders Representative (or, upon the Stockholders Representative’s request, any other Person designated in writing by a majority in interest of the Principal Stockholders in their sole and absolute discretion; such representative or other Person being referred to in this Section 6.7 as the “Tax Matters Representative”) shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of Company and the Company Subsidiary for all periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the Tax Returns (including amended Tax Returns) of the Company and the Company Subsidiary filed prior to the Closing.  The Tax Matters Representatives shall be entitled to be reimbursed by the Surviving Corporation or the Company Subsidiary, as applicable, for all of its reasonable out of pocket cost and expenses (including reasonable fees and disbursements of accountants), the amount of which shall be consistent with past practice, incurred in connection with the preparation and filing all Tax Returns referred to in this Section 6.7(a) with respect to the year 2011.

(b)           Parent shall prepare and timely file, or cause to be prepared and timely filed (at its expense), any Tax Returns of Company and the Company Subsidiary for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Tax Period”).  Such Tax Returns shall be prepared in a manner consistent with the Tax Returns (including amended Tax Returns) of Company and the Company Subsidiary filed prior to the Closing Date and are subject to Principal Stockholders’ right to review and comment on any such Tax Returns within not less than thirty (30) days prior to their required filing date (taking into account extensions).

(c)           Following the Closing, Parent shall control all audits or administrative or judicial proceedings relating to Taxes of the Surviving Corporation and its Subsidiaries, except as otherwise provided in Section 6.7(d).

(d)           In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date and for which Parent may seek indemnification from the Principal Stockholders, the Tax Matters Representative shall have the right to control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates to a potential adjustment for which the Tax Matters Representative has acknowledged the Principal Stockholders’ liability and Parent shall have the right, at its expense, to participate with the Tax Matters Representative in the conduct of such audit or proceeding.  The Tax Matters Representative may not settle any audit or administrative or judicial proceedings without Parent’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)           The Tax Matters Representative, on behalf of the Principal Stockholders, on the one hand, and Parent, on the other hand, shall cooperate, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any such other party or parties’ request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder provided such cooperation would not reasonably be expected to result in a waiver of any attorney-client, work product or other privilege.

(f)           For purposes of this Agreement, unless otherwise provided under Applicable Law, in the case of Taxes arising in a period that begins before and ends after the Closing Date (the “Straddle Tax Period”), except as provided in next immediate sentence, the allocation of such Taxes between the Pre-Closing Tax Period portion and the portion of the Straddle Tax Period beginning after the Closing Date shall be made on the basis of an interim closing of the books as of the end of the Closing Date.  In the case of any Taxes that are imposed on a periodic basis such as Taxes other than Taxes based upon or related to income, receipts or payroll (including withholding) and are payable for a Straddle Tax Period, the portion of such Taxes which relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days in  the portion of the Straddle Tax Period beginning on the first day of such Straddle Tax Period and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period and the remaining portion of such Taxes shall be deemed to relate to the portion of the Straddle Tax Period beginning after the Closing Date.

(g)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne solely by Parent, and Parent shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by  applicable law, the Principal Stockholders shall join in the execution of any such Tax Returns and other documentation.

6.8          Indemnification.

(a)           Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Legal Requirements, the individuals who on or prior to the Effective Time were directors or officers of the Company and the Company Subsidiary (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or the Company Subsidiary at any time prior to the Effective Time (including acts and omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).  Parent shall cause the Surviving Corporation to assume any obligations in respect of, all rights of the Company Indemnitees to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Incorporation or the Bylaws as now in effect, and any indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Company Indemnitees, unless such modification is required by law.  In addition, the Surviving Corporation shall pay any expenses of any Company Indemnitee under this Section 6.8 as incurred to the fullest extent permitted under applicable Legal Requirements (including expenses incurred to determine whether indemnification, advancement or exculpation is available), provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Legal Requirements.

(b)           The certificate of incorporation and by-laws of the Surviving Corporation shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company Indemnitees.

(c)           The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnitee, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(d)           In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations thereof set forth in this Section 6.8.

(e)           The obligations of Parent and the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 6.8 applies without the consent of the affected Company Indemnitee including, without limitation, such Company Indemnitee’s successors, heirs and personal representatives (it being expressly agreed that the Company Indemnitees to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(f)           Each of the Surviving Corporation and the Company Indemnitee shall reasonably cooperate in the defense of any claim and shall provide access to properties and individuals, in each case as may be reasonably requested by the Surviving Corporation or the Company Indemnitee, and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g)           Effective as of the Effective Time, Parent, Merger Sub and the Company hereby waive, to the fullest extent permitted by applicable Legal Requirements, all of their rights, if any, to bring, and release of all claims with respect to, a derivative or other Legal Proceeding against the directors of the Company as a result of or relating to the directors’ service as members of its board (or any committee thereof) in connection with or relating to this Agreement and the transactions contemplated by this Agreement.

(h)           Parent shall cause the Surviving Corporation to pay $30,000 to obtain the insurance policies with a claims period of seven (7) years from the Effective Time with respect to officers’ and directors’ liability insurance for acts or omissions occurring prior to the Effective Time (including acts and omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Company’s directors, officers and other employees described in Exhibit F.

6.9          Listing of Shares of Parent Common Stock.  Parent shall as promptly as practicable (i) prepare and file with The Nasdaq Stock Market (“Nasdaq”) an additional shares listing application covering all the shares of Parent Common Stock to be issued pursuant to this Agreement, if required by the rules of Nasdaq, (ii) take all steps reasonably necessary to cause such shares of Parent Common Stock to be approved for listing on Nasdaq, if required by the rules of Nasdaq, and (iii) notify the Stockholders Representative in writing promptly following completion of such listing process and provide to the Stockholders Representative with confirmation from Nasdaq that such listing of additional shares has occurred, if Nasdaq provides the Parent with such confirmation.

6.10        Right of First Refusal.  Each Principal Stockholder hereby (a) waives any right of first refusal it may have with respect to transfers of shares of Capital Stock pursuant to the Amended and Restated Stockholders Agreement dated December 17, 2009 with respect to the Company or otherwise and (b) agrees that such Stockholders Agreement is hereby terminated effective on the date hereof and is no longer in effect.

ARTICLE 7.
Survival of Representations and Warranties; Indemnification, Escrow, Etc.

7.1         Survival of Representations, Etc.

(a)           Except for the representations and warranties made in this Agreement by (i) the Company in Sections 3.1(a) (Due Organization), 3.1(e) (Subsidiaries), 3.2 (Authority; Binding Nature of Agreement), 3.6 (Capitalization) (other than subparts (e) and (f) thereof), 3.12 (Intellectual Property), 3.17(a) and (b) (Tax Matters), 3.25 (Finders’ Fees) and 3.26 (Company Fees) and (ii) the Principal Stockholders in ARTICLE 4 (the representations and warranties listed in clauses (i) and (ii) collectively, the “Fundamental Representations”), subject to Section 7.1(f), the representations and warranties made by the Company and the Principal Stockholders, as applicable, in this Agreement and the indemnification obligations set forth in this ARTICLE 7 with respect to such representations and warranties shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. EST on May 31, 2013 (the “Escrow Termination Date”).  Unless otherwise expressly provided in this Agreement, all of the covenants and obligations of the parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

(b)           Subject to Section 7.1(f), the representations and warranties made by the Company in Section 3.12 (Intellectual Property) and the indemnification obligations set forth in this ARTICLE 7 with respect to such representations and warranties shall survive the Closing and shall remain in full force and effect until, and shall expire at, 11:59 p.m. EST on the date that is two (2) years after the Closing Date.

(c)           Subject to Section 7.1(f), the representations and warranties made by the Company in Section 3.17(a) and (b) (Tax Matters) and the indemnification obligations set forth in this ARTICLE 7 with respect to such representations and warranties shall survive the Closing and shall remain in full force and effect until, and shall expire at, 11:59 p.m. EST on the day that is thirty (30) days after the date of expiration of the applicable statute of limitations.

(d)           Subject to Section 7.1(f), the representations and warranties made by (i) the Company in Sections 3.1(a) (Due Organization), 3.1(e) (Subsidiaries), 3.2 (Authority; Binding Nature of Agreement), 3.6 (Capitalization) (other than subparts (e) and (f) thereof), 3.25 (Finders’ Fees) and 3.26 (Company Fees) and (ii) the Principal Stockholders in ARTICLE 4, and the indemnification obligations set forth in this ARTICLE 7 with respect to such representations and warranties shall survive the Closing and shall expire at 11:59 p.m. EST on the date of expiration of the applicable statute of limitations.

(e)           Except for the representations and warranties of Parent and Merger Sub in the first sentence of Section 5.1 (Corporate Existence) and in Section 5.2 (Authority; Binding Nature of Agreement) (collectively, the “Parent Fundamental Representations”) (which shall survive the Closing and shall expire at 11:59 p.m. EST on the date of expiration of the applicable statute of limitations), subject to Section 7.1(f), the representations and warranties made by Parent and Merger Sub in this Agreement shall remain in full force and effect until, and expire at, 11:59 p.m. EST on May 31, 2013.

(f)           If, at any time prior to the expiration of the survival period set forth above with respect to any particular representation or warranty of a party, an Indemnitee delivers to such party a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach exists) and asserting a claim for Damages under Section 7.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice and all indemnity obligations under this ARTICLE 7 with respect to the alleged inaccuracy or breach of such representation and warranty shall survive until such time as such claim is fully and finally resolved in accordance with this Agreement.  Any claim for indemnification made under Sections 7.2(a), 7.2(b) or 7.2(c) which is not asserted by written notice given as herein provided relating thereto within the above-specified period of survival may not be pursued and is hereby irrevocably waived after such time.  Any claim for indemnification under Sections 7.2(a), 7.2(b) or 7.2(c) made in accordance with this Agreement and within the period of survival as herein provided will be deemed timely made for purposes hereof.

7.2          Indemnification Obligations.

(a)           Subject to this ARTICLE 7, from and after the Effective Time, each Principal Stockholder shall, severally and not jointly, hold harmless and indemnify each of Parent and the Surviving Corporation (without duplication) and their respective officers, directors, successors and assigns (collectively, the “Parent Indemnitees”)  from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by such Parent Indemnitee or to which such Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages related to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i)           any inaccuracy in or breach of any representation or warranty of the Company set forth in ARTICLE 3;

(ii)           any breach of any covenant or obligation of the Company set forth in this Agreement;

(iii)           all Taxes (or the non-payment thereof) of (A) the Company or the Company Subsidiary for any Pre-Closing Tax Period, excluding the portion of any Pre-Closing Tax Period that is a portion of any Straddle Tax Period, (B) any member of an affiliated, consolidated, combined or unitary group of which the Company or the Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation, (C) any Person (other than the Company and the Company Subsidiary) imposed on the Company or the Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring in a Pre-Closing Tax Period and (D) the Company or the Company Subsidiary for the Pre-Closing Tax Period that is a portion of any Straddle Tax Period, but only to the extent that all Straddle Tax Period Taxes allocable to the Pre-Closing Tax Period exceed $50,000;

(iv)           the exercise of appraisal rights by any Company Stockholder; or

(v)           the matter described on Schedule 7.2(a)(v) hereto.

(b)           Subject to this ARTICLE 7, from and after the Effective Time, each Principal Stockholder shall, severally and not jointly, hold harmless and indemnify each Parent Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by such Parent Indemnitee or to which such Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i)           any inaccuracy in or breach of any representation or warranty of such Principal Stockholder set forth in ARTICLE 4; or

(ii)           any breach of any covenant or obligation of such Principal Stockholder set forth in this Agreement.

(c)           Subject to this ARTICLE 7, from and after the Effective Time, Parent shall hold harmless and indemnify each Person that is entitled to receive Merger  Consideration pursuant to this Agreement (including the Principal Stockholders and the Company Carveout Plan Participants) and their respective officers, directors, successors and assigns (collectively, the “Recipient Indemnitees”) from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by such Recipient Indemnitee or to which such Recipient Indemnitee may otherwise become subject (regardless of whether or not such Damages related to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i)           any inaccuracy in or breach of any representation or warranty of Parent and/or Merger Sub set forth in ARTICLE 5; or

(ii)           any breach by Parent or Merger Sub prior to the Effective Time or the breach by Parent or the Surviving Corporation from and after the Effective Time of any covenant or obligation on the part of Parent, Merger Sub or the Surviving Corporation under this Agreement.

7.3          Indemnification Payments; Remedies.

(a)           The Parent Indemnitees shall be entitled to indemnification for the matters referred to in Section 7.2(a)(i) (other than with respect to the Fundamental Representations) only to the extent that the aggregate Damages with respect thereto exceed an amount equal to $250,000 (the “Deductible Amount”); provided that if and when, and at all times after, such aggregate Damages equal or exceed the Deductible Amount, the Parent Indemnitees shall be indemnified and held harmless only with respect to the aggregate amount of Damages that exceed the Deductible Amount.  The Recipient Indemnitees shall be entitled to indemnification for the matters referred to in Section 7.2(c)(i) (other than with respect to the Parent Fundamental Representations) only to the extent that the aggregate Damages with respect thereto exceed an amount equal to the Deductible Amount; provided that if and when, and at all times after, such aggregate Damages equal or exceed the Deductible Amount, the Recipient Indemnitees shall be indemnified and held harmless only with respect to the aggregate amount of Damages that exceed the Deductible Amount.

(b)           With respect to any indemnification claim under Section 7.2(a)(i) through (iv), the Parent Indemnitees shall first seek recovery in full from the Primary Escrow Fund until such fund is fully exhausted before seeking any recovery directly from the Principal Stockholders. With respect to any indemnification claim under Section 7.2(a)(v), the Parent Indemnitees shall first seek recovery in full exclusively from the Special Escrow Fund until such fund is fully exhausted before seeking any recovery from the Primary Escrow Fund.  No Parent Indemnitee shall be entitled to make any claim against the Special Escrow Fund, except for any indemnification claim under Section 7.2(a)(v).

(c)           With respect to any indemnification claim under Section 7.2(a)(i) (other than with respect to the Fundamental Representations), the Primary Escrow Fund shall serve as the sole and exclusive recourse for the Parent Indemnitees.

(d)           With respect to (1) any indemnification claim under Section 7.2(a)(i) (but only with respect to the Fundamental Representations), and (2) any indemnification claim under Sections 7.2(a)(ii) through (v), in each case in clauses (1) and (2) above, once the Primary Escrow Fund is exhausted (either in totality or with respect to any Primary Stockholders’ several portion of the Primary Escrow Fund), the Parent Indemnitees shall be entitled to an aggregate of an $3,000,000 of additional of recourse from the Principal Stockholders collectively on a several (and not joint) basis, it being understood that each Principal Stockholder shall be liable under this Section 7.3(d) only up to such Principal Stockholder's pro-rata share of such $3,000,000 limit calculated based on the Principal Stockholders pro rata portion of the aggregate Merger Consideration.

(e)           [Intentionally Omitted]

(f)           For purposes of determining the number of Escrow Shares to be used to satisfy (all or some) of any of the indemnification obligations set forth herein, the value of each Escrow Share shall be the average closing price of a share of Parent Common Stock on NASDAQ for the consecutive twenty-one (21) day trading period ending three (3) days prior to the payment date of such indemnification obligation. If any Principal Stockholder is obligated to indemnify a Parent Indemnitee outside of the Escrow Fund, such Principal Stockholder shall be entitled to forfeit Parent Common Stock to Parent in order to satisfy such indemnification claim regardless of whether the Restricted Period has then-terminated, which such Parent Common Stock being valued in accordance with the formula set forth in the previous sentence.

(g)           For purposes of this Section 7.3, (i) Yehuda Zisapel and any Entity controlled by it that is a Company Stockholder shall be treated as one Principal Stockholder and be jointly and severally liable as one Principal Stockholder for such Principal Stockholders’ pro rata share of the indemnification obligation; (ii) Zohar Zisapel and any Entity controlled by it that is a Company Stockholder shall be treated as one Principal Stockholder and be jointly and severally liable as one Principal Stockholder for such Principal Stockholders’ pro rata share of the indemnification obligation; and (iii) Foundation Capital IV L.P. and any Entity controlled by it that is a Company Stockholder shall be treated as one Principal Stockholder and be jointly and severally liable as one Principal Stockholder for such Principal Stockholders’ pro rata share of the indemnification obligation.  For purposes of this Agreement, each of Yehuda Zisapel (and any Entity controlled by it), Zohar Zisapel (and any Entity controlled by it) and Foundation Capital IV L.P. (and any Entity controlled by it) shall be deemed not to be Affiliates of one another.

(h)           Notwithstanding anything to the contrary contained herein, other than in the case of a Principal Stockholder's own fraud, the liability of any Principal Stockholder pursuant to this ARTICLE 7 outside of the Escrow Fund shall be limited to (i) if such Principal Stockholder has not disposed of any shares of Parent Common Stock issued to it as the Principal Stockholder Closing Shares, surrendering the Principal Stockholder Closing Shares set forth opposite such Principal Stockholder’s name under the column entitled “At Closing in OCZ Shares” on the Merger Consideration Schedule, and (ii) if such Principal Stockholder has disposed of any shares of Parent Common Stock issued to it as Principal Stockholder Closing Shares, the dollar amount set forth opposite such Principal Stockholder's name under the column entitled “At Closing $” on the Merger Consideration Schedule.

(i)           It is understood and agreed that as contemplated by the Escrow Agreement all claims against the Primary Escrow Fund shall be on a several basis among the Principal Stockholders and the Company Carveout Plan Participants based on their respect pro rata share of the Primary Escrow Fund.

(j)           In no event shall Parent’s aggregate liability pursuant to Section 7.2(c)(i) (other than with respect to the Parent Fundamental Representations) exceed $2,250,000.  In no event shall Parent’s aggregate liability pursuant to Section 7.2(c)(i) exceed 15,000,000.

(k)           No Parent Indemnitee shall be entitled to indemnification pursuant to this ARTICLE 7 with respect to any matter of which any of Ryan Petersen, Arthur Knapp, Cindee Van Vleck, Kevin Wagner or Rob Sykes had actual knowledge as a result of full and fair disclosure of such matter by the Company or the Company Subsidiary prior to the Closing (it being understood and agreed that the burden shall be on the Stockholders’ Representative to prove that the standard set forth in this Section 7.3(k) is met rather than on the Parent Indemnitees to show that the standard set forth in this Section 7.3(k) is not met).

(l)           The amount of any Damages for which indemnification is provided under Section 7.2(a) shall be net of any amounts actually recovered by the Parent Indemnitee under insurance policies or otherwise with respect to such Damages.  The Parent Indemnitee shall use its commercially reasonable efforts to seek full recovery under all insurance policies covering any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Parent Indemnitee with respect to any Damages for which any such Parent Indemnitee has been indemnified hereunder and has received funds in the amount of the Damages or portion thereof, then a refund equal to the aggregate amount of the recovery (but not in excess of the amount of the indemnification payment) shall be made promptly to the Principal Stockholders.

(m)           Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this ARTICLE 7 shall be paid without duplication and in no event shall any party hereto be indemnified under different provisions of this Agreement for the same Damages.

(n)           Following the Closing, the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant or other agreement contained in this Agreement shall be indemnification in accordance with this ARTICLE 7, except with respect to any claim based on fraud, willful misrepresentation or willful misconduct, and no Person will have any entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other entitlements, remedies and recourses are expressly waived and released by the parties hereto, to the fullest extent permitted by law.  Notwithstanding the foregoing, nothing in this Section 7.3(n) shall preclude any party from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation contained in this Agreement.

(o)           Notwithstanding anything to the contrary in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages, except that the foregoing exclusion shall not apply to any such damages payable by an Indemnitee to an unaffiliated third party.

7.4          Defense of Third Party Claims.

(a)           In the event of the assertion or commencement by any Person not a party to this Agreement of any claim or Legal Proceeding with respect to which any of the Indemnitees (the “Indemnified Party”)  may be entitled to indemnification or any other remedy pursuant to this ARTICLE 7 (an “Indemnification Claim”), (x) in the case of a claim by a Parent Indemnitee, such Parent Indemnitee shall promptly give the Stockholders’ Representative written notice of such claim or Legal Proceeding and (y) in the case of a claim by a Recipient Indemnitee, such Recipient Indemnitee shall promptly give Parent written notice of such claim or Legal Proceeding; provided, however, that any failure on the part of an Indemnitee to provide such notice shall not limit any of the Indemnitees’ rights to indemnification under this ARTICLE 7 (except to the extent such failure prejudices the defense of such Indemnification Claim).  Each notice of an Indemnification Claim (a “Claim Notice”) shall be in writing and (i) shall specify the basis for indemnification claimed by the  Indemnitee, (ii) shall describe in reasonable detail the Indemnification Claim and (iii) shall specify the amount of (or if not finally determined, a good faith estimate of) the Damages being incurred by, or imposed upon, the Indemnitee on account of the basis for the Indemnification Claim.

(b)           Within ten (10) days of delivery of such written notice, the recipient of such notice (the “Indemnifying Party”)  may elect (by written notice delivered to the Indemnified Party) to take all necessary steps properly to diligently contest any Indemnification Claim involving third parties or to prosecute such Indemnification Claim to conclusion or, subject to Section 7.4(e), settlement.  If the Indemnifying Party makes the foregoing election, the Indemnifying Party will, subject to this Section 7.4, control the defense of such Indemnification Claim, including conducting all negotiations and proceedings, and the Indemnified Party will have the right to participate at its own expense in all such negotiations and proceedings.  If the Indemnifying Party does not make such election within such period or fails to diligently contest such Indemnification Claim after such election, the Indemnified Party shall be free to handle the prosecution or defense of any such Indemnification Claim and will permit the Indemnifying Party, at the sole cost of the Indemnifying Party, to participate in such prosecution or defense and will provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to the Indemnification Claim and the prosecution or defense thereof.

(c)           Notwithstanding the foregoing, if an Indemnification Claim by any Parent Indemnity (x) includes Damages equal to an amount that, together with all other pending Indemnification Claims, is in excess of the value of the Escrow Fund on the date of the Indemnification Claim or (y) relates to any Intellectual Property Rights or other intellectual property issues in circumstances in which some form of equitable relief is sought, only Parent shall have the right, at its election, to assume control of the defense of such Indemnification Claim on behalf of all Parent Indemnities hereunder, rather than cede control of such claim to the Indemnifying Party or to any other Parent Indemnitee; provided; however, that: (i) the foregoing shall not apply to any claim for indemnification pursuant to Section 7.2(a)(v) which the Stockholder Representative shall have the right to control in any event; and (ii) in any event the Stockholder Representative shall have the right, at the sole cost of the Stockholder Representative, to participate in such prosecution or defense and Parent shall provide the Stockholder Representative with reasonable access to all relevant information and documentation relating to the Indemnification Claim and the prosecution or defense thereof.

(d)           The party not in control of the prosecution or defense of an Indemnification Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Indemnification Claim.  If the Stockholders’ Representative elects to control the defense of an Indemnification Claim, Parent shall cooperate with the Stockholders’ Representative in the conduct of the prosecution or defense of such Indemnification Claim, including providing the Stockholders’ Representative with reasonable access to all relevant information and documentation and access to personnel of the Company and the Company Subsidiary (including causing such personnel to make themselves reasonably available during normal business hours) relating to the Indemnification Claim and the negotiations, prosecution or defense thereof.

(e)           For purposes of this Section 7.4, the Stockholder Representative shall be deemed to have elected to control the defense of the matter referred to in Section 7.2(a)(v), and shall be entitled to receive the cooperation of Parent and the Surviving Corporation in the conduct of the prosecution, settlement and defense of such matter in accordance with Section 7.4(d).  Without limiting the generality of Section 7.4(d), Parent shall cause the Surviving Corporation and the Company Subsidiary to (i) consult in good faith with the Stockholders’ Representative prior to taking any action with respect to the employment of the individual referred to on Schedule 7.2(a)(v) hereto, and (ii) not take any action that would reasonably be expected to have an adverse effect on the ability of the Stockholder Representative to defend such matter (including a termination of employment) without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(f)           No Indemnifying Party will compromise or settle any Indemnification Claim without the written consent of the Indemnified Party.  Notwithstanding the foregoing, no Indemnified Party may withhold its consent if such settlement (i) includes a full general release of all the claims against the Indemnified Party from all parties to the litigation and (ii) with respect to any provision that requires the Parent or any of its Affiliates to perform any non-monetary covenant or refrain from engaging in any activity, such provision would not reasonably be expected to adversely affect Parent’s ability to benefit from the business, assets, and products of the Surviving Corporation and the Company Subsidiary in any material respect.

(g)           If an Indemnified Party proceeds with the defense of any Indemnification Claim or Legal Proceeding pursuant to this Section 7.4 all reasonable out of pocket fees and expenses, including reasonable attorneys’ fees, relating to the defense of such Indemnification Claim or Legal Proceeding shall be deemed to be Damages for which such Indemnified Party is entitled to indemnification hereunder, subject to the limits set forth in this Agreement; provided that if the Stockholders’ Representative controls the defense of an Indemnification Claim brought by a Parent Indemnitee and proceeds with the negotiation, settlement, prosecution and/or defense of any Indemnification Claim or Legal Proceeding pursuant to this Section 7.4, then all reasonable out of pocket fees and expenses of the Stockholders’ Representative, including reasonable attorneys’ fees, relating to the negotiation, settlement, prosecution and defense of such Indemnification Claim or Legal Proceeding shall be reimbursed to the Stockholders’ Representative out of the Escrow Fund.

7.5          Exercise of Remedies; Tax Treatment.

(a)           No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

(b)           The parties shall treat any indemnity payment made pursuant to this ARTICLE 7 as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes.

ARTICLE 8.
Miscellaneous Provisions

8.1          Stockholders’ Representative.

(a)           Each Principal Stockholder, by executing this Agreement, hereby irrevocably appoints Yehuda Zisapel (the “Stockholders’ Representative”) as his, her or its agent and attorney-in-fact and authorizes the Stockholders’ Representative to take, and consent to the Stockholders’ Representative taking, the following actions for and on behalf of such Principal Stockholder:  (i) to give and receive notices and communications, (ii) to authorize delivery to Parent of Escrow Shares from the Escrow Fund in satisfaction of claims by the Parent Indemnitees, (iii) to object to such deliveries, (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, (v) to take all other actions contemplated for the Stockholders’ Representative in this Agreement and (vi) to take all actions necessary or appropriate in the judgment of Stockholders’ Representative for the accomplishment of the foregoing.  Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all such matters relating to this Agreement (including ARTICLE 7) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Principal Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Principal Stockholder by the Stockholders’ Representative, as fully binding upon such Principal Stockholder.  Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Principal Stockholders.  Any decision or action by the Stockholders’ Representative hereunder, including any agreement between the Stockholders’ Representative and Parent relating to the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Parent Indemnitee hereunder, shall constitute a decision or action of all Principal Stockholders and shall be final, binding and conclusive upon each such Principal Stockholder.  No Principal Stockholders shall have the right to object to, dissent from, protest or otherwise contest the same.

(b)           If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Principal Stockholders, then within thirty (30) days after such death or disability, the Principal Stockholders shall appoint a successor and such successor shall become the “Stockholders’ Representative” for all purposes hereunder.

(c)           The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and in the exercise of reasonable judgment.  The Principal Stockholders shall severally indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against and from any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders’ Representative, as set forth in Section 8.1(e).

(d)           The Stockholders’ Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to him hereunder without being required to investigate the validity or accuracy thereof nor shall the Stockholders’ Representative be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Stockholders’ Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice, the Stockholders’ Representative shall not be liable to anyone.

(e)           No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for its services.  The reasonable expenses incurred by the Stockholders’ Representative while acting on behalf of the Principal Stockholders under the authorization granted in this Section 8.1 shall be borne severally by the Principal Stockholders.

8.2          Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.3          Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.4          Notices.  Notices or other communications required or permitted under this Agreement shall be deemed delivered, given and received (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (postage prepaid, return receipt requested), upon the earlier of actual delivery or three (3) business days after being mailed, (iii) if delivered by reputable national overnight courier, one (1) business day after being deposited with such courier, or (iv) if given by telecopy, upon receipt of confirmation of transmission by telecopy, provided that a copy of such notice or other communication is also delivered within three (3) days by another means provided in this paragraph, in each case when delivered or given to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).  Notwithstanding the foregoing, if such notices or other communications would otherwise be deemed given on a day which is not a business day, the delivery shall be deemed given the first business day following such day.

if to Parent, Merger Sub or the Company:

OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, CA 95119
Attn:    Arthur Knapp, Chief Financial Officer
Fax:       (408) 733-5200

with a copy to (which copy shall not constitute notice):

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60603
Attn:    William R. Kucera
Fax:      (312) 706-8138

if to the Stockholders’ Representative:

Yehuda Zisapel
c/o RAD Data Communications Ltd.
24 Raoul Wallenberg Street, 10th Floor
Tel-Aviv Israel 69719
Attn:    Yehuda Zisapel
Fax:      +972-3-649-8248

with a copy to (which copy shall not constitute notice):

Yael Langer
RAD-Bynet Legal Department
24 Raoul Wallenberg Street, 10th Floor
Tel-Aviv Israel 69719
Fax:      +972-3-649-8248

8.5         Time of the Essence.  Time is of the essence of this Agreement.

8.6         Headings.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.7         Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.8         Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

8.9          Jurisdiction of Disputes; Waiver of Jury Trial.  In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters contemplated hereby or thereby, each party to this Agreement hereby (a) agrees that any such litigation, proceeding or other legal action may be brought in a court of competent jurisdiction located within the State of Delaware; (b) agrees that in connection with any such litigation, proceeding or action, such party will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 8.9 and to service of process upon it in accordance with the rules and statutes governing service of process; (c) agrees to waive to the full extent permitted by law any objection that it may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agrees, within ten days after the Closing Date, to designate, appoint and direct CT Corporation as its authorized agent to receive on its behalf service of any and all process and documents in any such litigation, proceeding or action in the State of Delaware, provided that, and for so long as, the fees and disbursements of CT Corporation are paid by the Surviving Corporation; (e) agrees to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of Delaware to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (f) agrees as an alternative method of service to service of process in any such litigation, proceeding or action by mailing of copies thereof to such party at its address set forth in Section 8.4; (g) agrees that any service made as provided herein shall be effective and binding service in every respect; and (h) agrees that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by applicable Legal Requirements.  Parent shall cause the Surviving Corporation to pay all fees and disbursements of CT Corporation for its appointment pursuant to clause (d) of this Section 8.9.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

8.10       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any); provided, however, that no party may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person.

8.11       Remedies Cumulative; Specific Performance.  Subject to the provisions of this Agreement, the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.  The parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.12       Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13       Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company by the Company and on behalf of Parent and Merger Sub by Parent.

8.14       Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.15       Parties in Interest.  None of the provisions of this Agreement is intended to create any third party beneficiaries or provide any rights or remedies to any Person other than (a) the parties hereto and their respective successors and permitted assigns (if any), (b) to the extent provided in ARTICLE 7, the Indemnitees, and (c) to the extent provided in Section 6.8, the Company Indemnitees.

8.16       Entire Agreement.  This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.17       Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Articles”, “Sections” and “Exhibits” are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement.

(e)           The mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed to be an admission by the Company that such item is or was material or is or was required to be disclosed thereon and any matter disclosed, or as to which any exception is made, in any item on the Company Disclosure Schedule shall also constitute an exception to each representation and warranty under this Agreement where the applicability of the disclosed matter or circumstance to the representation or warranty in question is reasonably apparent.

8.18       Expenses.  Subject to Section 3.26 and Section 8.9, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and Related Agreements shall be paid by the party incurring such expenses.

[Signature Pages Follow]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

OCZ TECHNOLOGY GROUP, INC.
a Delaware corporation

By:	/s/ Ryan M. Peterson
Name: Ryan M. Petersen
Title: President and Chief Executive Officer

MELROSE MERGER SUB, INC.
a Delaware corporation

By:	/s/ Ryan M. Peterson
Name: Ryan M. Petersen
Title: President

SANRAD INC.
a Delaware corporation

By:	/s/ Oded Ilan
Name:	Oded Ilan
Title:	CEO

By:	/s/ Yehuda Zisapel
Name:	Yehuda Zisapel
Title:	Chairman of the Board

/s/ Zohar Zisapel
Zohar Zisapel

/s/ Yehuda Zisapel
Yehuda Zisapel

RADBIT Computers, Inc

By:	/s/ Yehuda Zisapel
Name:	Yehuda Zisapel
Title:	Director

S-1

FOUNDATION CAPITAL IV, L.P.

By:	Foundation Capital Management Co. IV, LLC

By:	/s/ Warren Weiss
Manager

FOUNDATION CAPITAL IV PRINCIPALS FUND, LLC

By:	Foundation Capital Management Co. IV, LLC

By:	/s/ Warren Weiss
Manager

FC IV ACTIVE ADVISORS FUND, LLC

By:	Foundation Capital Management Co. IV, LLC

By:	/s/ Warren Weiss

FOUNDATION CAPITAL VI, L.P.

By:	Foundation Capital Management Co. IV, LLC

By:	/s/ Warren Weiss
Manager

FOUNDATION CAPITAL VI, PRINCIPALS FUND, LLC

By:	Foundation Capital Management Co. IV, LLC

By:	/s/ WarrenWeiss
Manager

S-2

Exhibit A

DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule), as it may be amended from time to time.

“Appraisal Shares” shall have the meaning specified in Section 1.10.

“Balance Sheet” shall have the meaning specified in Section 3.7(a).

“Benefit Plan” shall mean any Welfare Plan, any Pension Plan, or any domestic or foreign salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, incentive, fringe benefit, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, disability, accident, salary continuation, accrued vacation, sick pay, sick leave, supplemental retirement, profit-sharing, pension or retirement plan, program, commitment, or agreement, whether written or unwritten, funded or unfunded.

“Carve Out Escrow Shares” shall have the meaning specified in Section 1.5.

“Carve Out Reserve Shares” shall have the meaning specified in Section 1.5.

“Carve Out Tax Ruling” shall have the meaning specified in Section 1.9(d).

“Certificate of Merger” shall have the meaning specified in Section 1.3.

“Closing” shall have the meaning specified in Section 1.3.

“Closing Date” shall have the meaning specified in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended including Treasury Regulations thereunder.

“Company” shall have the meaning specified in the first paragraph of this Agreement.

“Company Benefit Plans” shall have the meaning specified in Section 3.18(a).

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Carveout Plan” shall mean the SANRAD Inc. Management Carveout Plan.

“Company Carveout Plan Participant” shall mean a Participant as defined in the Company Carveout Plan.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Compliance Certificate” shall have the meaning specified in Section 2.1(b).

“Company Computer Systems” shall have the meaning specified in Section 3.12(n).

“Company Contract” shall mean any Contract, including any amendment or supplement thereto, to which the Company or the Company Subsidiary is a party or by which the Company, the Company Subsidiary or any of their respective assets is bound.

“Company Disclosure Schedule” shall mean the schedule (dated as of the Closing Date and modifying the representations and warranties of the Company in ARTICLE 3) delivered to Parent on the Closing Date.

“Company Fees” shall mean all fees, costs and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) incurred by or for the benefit of the Company or the Company Subsidiary or holders of Company Securities (and not Parent or Merger Sub) as of the Closing Date and which remain unpaid as of the Closing Date, in connection with (a) the due diligence conducted in anticipation of the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with the Merger or any of the other transactions contemplated by this Agreement and the obtaining of any consent required to be obtained in connection with any transactions contemplated by this Agreement or (d) otherwise in connection with the transactions contemplated by this Agreement.

“Company Financial Statements” shall have the meaning specified in Section 3.7(a).

“Company Indemnitee” shall have the meaning specified in Section 6.8.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned, in whole or in part, by the Company or the Company Subsidiary, exclusively licensed to the Company or the Company Subsidiary or otherwise Exploited by the Company or the Company Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or the Company Subsidiary is a party, or by which the Company or the Company Subsidiary is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or the Company Subsidiary.

“Company Option Plans” shall mean the SANRAD Inc. 2000 Key Employee Option Plan, the SANRAD Inc. 2001 Stock Option and Incentive Plan and the SANRAD Inc. Key Employee Share Incentive Plan (2003).

“Company Options” shall mean the options outstanding under any of the Company Option Plans that are set forth on Part 3.6(d) of the Company Disclosure Schedule.

“Company Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Company Products” shall have the meaning specified in Section 3.12(a).

“Company Returns” shall have the meaning specified in Section 3.17(a).

“Company Securities” shall mean the Company Capital Stock, the Company Options and the Series D Warrants.

“Company Software” shall have the meaning specified in Section 3.1(j).

“Company Stock Certificate” shall have the meaning specified in Section 1.7.

“Company Stockholder” shall mean any holder of Company Capital Stock.

“Company Subsidiary” shall mean Sanrad Intelligence Storage Communications (2000) Ltd., an Israeli corporation.

“Competing Person” shall have the meaning specified in Section 6.4(a).

“Computer System” shall mean computing, networking and communications equipment, including (a) mainframe, midrange, server and distributed computing equipment, (b) personal computers, laptop computers and workstations, (c) voice/video, telecommunications and network equipment, (d) associated attachments, features, accessories, peripheral devices, wiring and cabling, and (e) Software.

“Constituent Documents” shall have the meaning specified in Section 3.3(a)(i).

“Contract” shall mean any written or oral agreement, contract lease, warranty, license, sublicense, benefit plan or legally binding commitment or undertaking of any nature.

“Damages” shall mean any loss, damage, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Debt” of a Person means any of the following, whether or not classified as indebtedness or a liability of the Person under GAAP:

(a)          a Liability of the Person: (i) for borrowed money; (ii) on a note, bond, debenture or similar security; (iii) to repay a loan, advance or extension of credit; (iv) under a conditional sale or title retention arrangement; (v) on a letter of credit, acceptance or acceptance facility; (vi) as account party on a letter of credit, or to reimburse the issuer on a letter of credit; or (vii) classified as a debt, indebtedness or financing under either any Legal Requirement related to Taxes or GAAP; and

(b)          any Debt of another Person to the extent such Debt is subject to a guaranty by the Person;

provided, however, that “Debt” of a Person does not include accounts payable incurred in the ordinary course of business and on normal commercial terms.

“Deductible Amount” shall have the meaning specified in Section 7.3(a).

“DGCL” shall have the meaning specified in the first Recital of this Agreement.

“Effective Time” shall have the meaning specified in Section 1.3.

“Employee” shall have the meaning specified in Section 3.18(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, right of occupation, option, right of first refusal, community property interest or similar restriction affecting property, real or personal, tangible or intangible.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Action” shall mean any complaint, summons, citation, notice directive, order, litigation, judicial or administrative proceeding or judgment involving any violation of, or liability under, any Environmental Law or releases, discharges, leaks of Materials of Environmental Concern in, on, or migrating to or from any property at any time owned, leased or controlled by the Company.

“Environmental Law” shall mean any applicable federal, state, local or foreign Legal Requirement now or hereafter in effect, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment in each case to the extent binding, relating to the environment, public health and safety, or Materials of Environmental Concern, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC §6901 et seq.; the Resource Conservation and Recovery Act, 42 USC §6901 et seq.; the Federal Water Pollution Control Act, 33 USC §1251 et seq.; the Toxic Substances Control Act, 15 USC §2601 et seq.; the Clean Air Act, 42 USC §7401 et seq.; the Safe Drinking Water Act, 42 USC §3803 et seq.; the Oil Pollution Act of 1990, 33 USC §2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC §1101 et seq.; the Hazardous Material Transportation Act, 49 USC §1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Materials of Environmental Concern); and any state or local counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

“Escrow Agent” shall have the meaning specified in Section 1.8.

“Escrow Agreement” shall have the meaning specified in Section 1.8.

“Escrow Fund” shall have the meaning specified in Section 1.8.

“Escrow Shares” shall have the meaning specified in Section 1.5.

“Escrow Termination Date” shall have the meaning specified in Section 7.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exploited” shall mean, with respect to Software or other Intellectual Property, manufactured, produced, distributed, modified, supplemented, extended, published, performed, offered, transmitted, used, provided, licensed, or sold and each of “Exploit” and “Exploitation” shall have a corresponding meaning.

“Fee Statement Letter” shall have the meaning specified in Section 2.1(f).

“Fundamental Representations” shall have the meaning set forth in Section 7.1(a).

“GAAP” shall mean generally accepted accounting principles of the United States.

“Governmental Authorization” shall mean any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) Israeli, U.S. federal, state, local, municipal, or other foreign or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal) or taxing authority under or for the account of any of the foregoing.

“Indemnification Claim” shall have the meaning specified in Section 7.4(a). “Indemnitee” shall mean either a Parent Indemnitee or a Recipient Indemnitee.

“Indemnified Party” shall have the meaning specified in Section 7.4(a).

“Indemnifying Party” shall have the meaning specified in Section 7.4(b).

“Indemnitee” shall mean either a Parent Indemnitee or a Recipient Indemnitee.

“Intellectual Property” shall mean and includes all algorithms, APIs, application program interfaces, customer lists, databases, schemata, data collections, design documents and analyses, diagrams, documentation, domain names, drawings, formulae, inventions (whether or not patentable), internet protocol addresses, know-how, literary works, logistics information, logos, maps, marketing plans and collateral, marks (including names, logos, slogans, and trade dress), methods, methodologies, network configurations, architectures, topologies and topographies, processes, program listings, programming tools, proprietary information, protocols, sales data, schematics, specifications, Software, Software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as blueprints, compilations of information, instruction manuals, notebooks, prototypes, reports, samples, studies, and summaries).

“Intellectual Property Rights” shall mean and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works, whether registrable or not; (b) trademark, logos, brands and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) domain names; (f) other proprietary rights in Intellectual Property of every kind and nature; and (g) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“Interim Balance Sheet” shall have the meaning specified in Section 3.7(a).

“ITA” shall mean the Israeli Tax Authority.

“Key Employee Agreements” shall mean an agreement in substantially the form attached hereto as Exhibit E between the Company Subsidiary and each Key Employee.

“Key Employees” shall mean each of Oded Ilan, Michael Schnarch, Allon Cohen, Yaron Klein, Shimon Tsalmon and Eli Ben-Namer.

“Knowledge” An individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would reasonably be expected to have knowledge of such fact or matter given such individual’s title, position and day-to-day responsibilities with the Company.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Oded Ilan or Allon Cohen has knowledge of such fact or other matter as described above, and, except as otherwise provided in Section 7.3(k), Parent shall be deemed to have “knowledge” of a particular fact or other matter if Art Knapp or Ryan Petersen has knowledge of such fact or other matter as described above.

“Legal Proceeding” shall mean any legal action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any Israeli, U.S. federal, state, local, municipal, or other foreign or international or multinational, law, statute, constitution, ordinance, decree, rule, regulation, ruling or similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

 “Liability” or “Liabilities” shall mean any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.

“Material Adverse Effect”:  An event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Company if, individually or in the aggregate with other events, violations, inaccuracies, circumstances or other matters, such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, assets, liabilities, operations or financial performance of the Company and the Company Subsidiary (taken as a whole), (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements or to perform any of its obligations under this Agreement or the Related Agreements, or (c) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that “Material Adverse Effect” shall not include any adverse change, effect, occurrence, state of fact or development attributable to (i) conditions affecting the U.S. or Israeli economy or securities or financial markets, in each case, as a whole, (ii) changes, conditions or effects that affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) any matter disclosed on the Company Disclosure Schedule; (v) the effect of any changes in applicable Legal Requirements or accounting rules, including GAAP; (vi) any change, effect or circumstance resulting from the announcement of this Agreement; or (vii) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided that in the case of (i) and (ii) “Material Adverse Effect” shall include any adverse change, effect, occurrence, state of fact or development to the extent such adverse change, effect, occurrence, state of fact or development affects the Company and the Company Subsidiary in a disproportionate manner when compared to other comparable Entities.

“Material Contracts” shall have the meaning specified in Section 3.13(a).

“Materials of Environmental Concern” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to any applicable laws or regulations as, “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (g) infectious waste.

“Merger” shall have the meaning specified in the first Recital of this Agreement.

“Merger Consideration” shall mean, collectively, the Principal Stockholder Closing Shares, the Carve Out Reserved  Shares and the Escrow Shares.

“Merger Consideration Schedule” shall have the meaning set forth in Section 1.5.

“Merger Sub” shall have the meaning specified in the first paragraph of this Agreement.

“OCS” shall have the meaning set forth in Section 2.1(j).

“Open Source License” shall mean any license or distribution model now or hereafter listed on, or similar to a license or distribution model now or hereafter listed on, www.opensource.org/licenses/index.php or any successor website thereof.

“Order” shall mean any ruling, decree, injunction, order, judgment or similar judicial or administrative action of a Governmental Body or arbitrator.

“Ordinance” shall have the meaning specified in Section 1.9(b).

“Owned Company IP” shall mean all Company IP owned by the Company or the Company Subsidiary, including all Company IP listed on Disclosure Schedule Part 3.13(f).

“Parent” shall have the meaning specified in first paragraph of this Agreement.

“Parent Common Stock” shall have the meaning specified in Section 1.5.

“Parent Fundamental Representations” shall have the meaning specified in Section 7.1(e).

“Parent Indemnitees” shall have the meaning specified in Section 7.2(a).

“Parent Preferred Stock” shall have the meaning specified in Section 5.6.

“Parent SEC Reports” shall have the meaning specified in Section 5.7.

“Parent Stock Options” shall have the meaning specified in Section 5.6.

 “Payor” shall have the meaning specified in Section 1.9(b).

“Pension Plan” shall mean an “employee pension benefit plan” as defined in section 3(2) of ERISA, other than a multiemployer plan (as defined in section 3(37) of ERISA).

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Tax Period” shall mean a taxable period or portion thereof ending on or prior to the Closing Date.

 “Principal Stockholders” shall have the meaning specified in the preamble.

“Principal Stockholder Closing Shares” shall have the meaning specified in Section 1.5.

“Principal Stockholder Escrow Shares” shall have the meaning specified in Section 1.5.

“Purchase Commitments” shall have the meaning specified in Section 3.23(a).

“Recipient” shall have the meaning specified in Section 6.4(a).

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, registered trademarks and registered domain names whether registered by or on behalf of the Company or the Company Subsidiary, and all applications for any of the foregoing.

“Related Agreements” shall mean the Transition Services Agreement and the Escrow Agreement

“Related Party” shall mean:

(a)           each individual who is, or who has at any time since January, 1 2009 been, an officer or director of the Company or the Company Subsidiary;

(b)           each member of the immediate family of each of the individuals referred to in clause “(a)” above; and

(c)           any trust or other Entity (other than the Company or the Company Subsidiary) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds (or in which more than one of such individuals collectively hold) a material voting, ownership or equity interest.

“Release” shall mean the release in the form of Exhibit E to be executed and delivered by each Company Carve Out Plan Participant.

“Released Claims” shall have the meaning specified in Section 6.3.

“Released Parties” shall have the meaning specified in Section 6.3.

“Releasing Parties” shall have the meaning specified in Section 6.3.

“Representatives” shall mean, with respect to any Person, such Person’s officers, Affiliates, directors, employees, agents, attorneys, accountants, advisors and other representatives.

“Restricted Period” shall have the meaning specified in Section 1.12.

“Rule 144” shall have the meaning specified in Section 6.4(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State of Delaware” shall have the meaning specified in Section 1.3.

“Section 262” shall have the meaning specified in Section 1.10.

“Securities Act” shall mean the Securities Act of 1933, as amended.

 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock, $0.001 par value per share, of the Company.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

“Series D-1 Preferred Stock” shall mean the Series D-1 Preferred Stock, $0.001 par value per share, of the Company.

“Series C Warrants” shall mean the warrants to purchase Series C Preferred Stock issued by the Company to each of Silicon Valley Bank and Venture Lending & Leasing IV, LLC.

“Series E Preferred Stock” shall mean the Series E Preferred Stock, $0.001 par value per share, of the Company.

“Series F Preferred Stock” shall mean the Series F Preferred Stock, $0.001 par value per share, of the Company.

“Software” shall mean computer programs, together with input and output formats, the applicable source or object codes, data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation, and shall include the tangible media upon which such programs and documentation are recorded, including all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“SOX” shall mean the Sarbanes-Oxley Act of 2002.

 “Stockholders’ Representative” shall have the meaning specified in Section 8.1(a).

“Subsidiary Capital Stock” shall mean the capital stock of the Company Subsidiary.

“Surviving Corporation” shall have the meaning specified in Section 1.1.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, intangible tax, withholding tax, employment, unemployment, health, disability, unclaimed property, escheat, real property, profits, windfall profits, registration, license, occupation, alternative minimum, goods and services, estimated, payroll or other tax of any sort), levy, assessment, tariff, duty (including any customs duty), dues, deficiency or fee, and any related charge or amount (including any fine, penalty, interest or any other charge or amount of any sort), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Agreements” shall have the meaning specified in Section 3.19(m).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body or other Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trustee” shall mean Mr. Zvi Zimran, C.P.A. of the accounting firm Schwartz, Lerner, Duvshani & Co., C.P.A.

“Valid Exemption” shall have the meaning specified in Section 1.9(c).

 “Welfare Plan” shall mean an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.